UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Dear Stockholder,
We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 17, 2022, at 8:30 a.m. Singapore Time and 11:30 a.m. Australian Eastern Time, which is Wednesday, November 16, 2022, at 4:30 p.m. US Pacific Time. To provide expanded stockholder access and participation, and in the best interests of public health and the health and safety of our board of directors, employees, and stockholders, the annual meeting will be held completely virtually via live interactive audio webcast on the internet. You will be able to attend, vote, and submit your questions online during the annual meeting at www.virtualshareholdermeeting.com/RMD2022. You will not be able to attend the annual meeting in person.
Your vote is important. We are promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective, and environmentally responsible method for facilitating our annual meeting. Please read “VOTING INSTRUCTIONS AND GENERAL INFORMATION – Voting Instructions” in the proxy statement to understand your options for casting your vote.
Very truly yours,
Peter C. Farrell
Chair of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF RESMED INC.

Date:	Thursday, November 17, 2022, at 8:30 a.m. Singapore Time Thursday, November 17, 2022, at 11:30 a.m. Australian Eastern Time Wednesday, November 16, 2022, at 4:30 p.m. US Pacific Time

Live webcast:	www.virtualshareholdermeeting.com/RMD2022

Items of business:
1.Elect ten directors, each to serve until our 2023 annual meeting and until their successors are elected and qualified. The nominees for election as directors at the 2022 annual meeting are Carol Burt, Jan De Witte, Karen Drexler, Michael Farrell, Peter Farrell, Harjit Gill, John Hernandez, Richard "Rich" Sulpizio, Desney Tan, and Ronald "Ron" Taylor.
2.Ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023.
3.Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement (“say-on-pay”).
4.Transact other business that may properly come before the meeting.

Record date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 20, 2022, at 4:00 p.m. US Eastern Time (September 21, 2022 at 6:00 a.m. Australian Eastern Time).

Meeting attendance:	Stockholders may attend the annual meeting online at www.virtualshareholdermeeting.com/RMD2022 by using the 16-digit control number included on your notice of internet availability of proxy materials, on your proxy card, or on the voting instruction form provided by your broker, bank, or other nominee.

Please read Voting instructions and general information in the proxy statement.
By order of the board of directors,
David Pendarvis
Secretary

VOTING INSTRUCTIONS AND GENERAL INFORMATION

Why am I receiving these materials?
ResMed’s board of directors is soliciting your proxy to vote at our 2022 annual meeting of stockholders and any continuation, postponement, or adjournment of the meeting. The meeting is scheduled for Thursday, November 17, 2022, at 8:30 a.m. Singapore Time and 11:30 a.m. Australian Eastern Time, which is Wednesday, November 16, 2022, at 4:30 p.m. US Pacific Time, and will be held virtually at www.virtualshareholdermeeting.com/RMD2022. If you owned shares of our common stock or CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 20, 2022, we invite you to attend the annual meeting online and vote on the proposals described below under the heading “Voting matters and board recommendations.” You will be able to attend, vote, and submit your questions online from any remote location that has internet connectivity during the annual meeting at www.virtualshareholdermeeting.com/RMD2022 by entering the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
Why is the meeting being held virtually this year?
We believe that a virtual meeting will provide expanded stockholder access and participation, improved communications, as well as additional safeguards for health and safety in light of COVID-19. You will be able to attend, vote, and submit your questions online during the annual meeting. You will not be able to attend the annual meeting in person. Stockholders may attend the annual meeting online at www.virtualshareholdermeeting.com/RMD2022 by using the 16-digit control number included on your notice of internet availability of proxy materials, on your proxy card, or on the voting instruction form provided by your broker, bank or other nominee.
When are proxy materials available?
We expect to first make this proxy statement available to our stockholders and our holders of Clearing House Electronic Subregister System (CHESS) Units of Foreign Securities, on the internet on or about October 6, 2022, and to mail notice and access materials on or about October 6, 2022.
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting To Be Held on November 16, 2022 (US time)/November 17 (Australian and Singapore time).
Our annual report on Form 10-K was filed with the US Securities and Exchange Commission (SEC), on August 11, 2022. You can review our 10-K on our website, at investors.resmed.com, and at the website where our proxy materials, including the notice of the annual meeting, this proxy statement and a form of proxy card are posted, at www.proxyvote.com and www.investorvote.com.au.
Please access and review the proxy materials before voting.
Voting instructions
Voting matters and board recommendations:

Matter	Vote recommendation
Proposal 1: Elect the ten nominees identified in this proxy statement to the board of directors	FOR each director nominee
Proposal 2: Ratify selection of independent registered public accountants	FOR
Proposal 3: Advisory vote to approve executive compensation	FOR
Who can vote at the annual meeting?
You are entitled to vote or direct the voting of your ResMed shares if you were a stockholder of record, a beneficial owner of shares held in street name, or a holder of CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 20, 2022 (or September 21, 2022 at 6:00 a.m. Australian Eastern Time), the record date for our annual meeting. As of the record date, there were 146,459,048 shares of ResMed common stock outstanding, excluding 41,836,234 treasury shares. Treasury shares will not be voted. Each stockholder has one vote for each share of common stock held on the record date. As summarized below, there are some distinctions between shares held of record, those owned beneficially in street name, and those held through CHESS Units of Foreign Securities.
What does it mean to be a stockholder of record?
If, on the record date, your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you are entitled to vote on all matters to be voted on at the annual meeting. Whether or not you plan to attend the annual meeting online, we urge you to vote by the internet at www.virtualshareholdermeeting.com/RMD2022, by telephone, or (if you are reviewing a paper copy of this proxy statement) to fill out and return the proxy card that was included with the proxy statement, to ensure your vote is counted.
What does it mean to beneficially own shares in “street name?”
If, on the record date, your shares of common stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as a “broker”), then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker. The broker holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. The information you receive from the broker will include instructions on how to vote your shares. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by your broker.
Your broker is not permitted to vote on your behalf on any matter to be considered at the annual meeting (other than ratifying our appointment of KPMG LLP as our independent registered public accounting firm) unless you specifically vote in accordance with the instructions provided by your broker. We encourage you to communicate your voting decisions to your broker before the deadlines described elsewhere in this proxy statement to ensure that your vote will be counted.
What does it mean to be a holder of CHESS Units of Foreign Securities?
CHESS Units of Foreign Securities are depository interests issued by ResMed through CHESS, and traded on the Australian Securities Exchange, or ASX. The depository interests are frequently called “CUFS”, or “CDIs.” If you own ResMed CUFS or CDIs, then you are the beneficial owner of one share of ResMed common stock for every ten CUFS or CDIs you own. Legal title is held by CHESS Depositary Nominees Pty Limited. CHESS Depositary Nominees is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct CHESS Depositary Nominees on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting, but because you are not a stockholder of record, if you want to vote your shares and/or ask questions in person at the virtual annual meeting, you must request and obtain a valid proxy from CHESS Depositary Nominees giving you that right, and must satisfy the annual meeting admission criteria described below.
You will receive a notice from Computershare allowing you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by Computershare.
Under the rules governing CUFS and CDIs, CHESS Depositary Nominees are not permitted to vote on your behalf on any matter to be considered at the annual meeting unless you specifically instruct CHESS Depositary Nominees how to vote. We encourage you to communicate your voting decisions to CHESS Depositary Nominees before the deadlines described elsewhere in this proxy statement to ensure that your vote will be counted. Please refer to the information provided to you by Computershare for more information regarding how to request a proxy or control number in order to vote or ask questions at the virtual annual meeting.
How do I vote my shares before the annual meeting?
If you are a holder of common stock listed on the New York Stock Exchange (NYSE), you may vote before the meeting by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or on a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the notice described below.

Holder	Method of voting
Holders of record	If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet or by telephone by following the instructions on the website referred to in the notice of internet availability of proxy materials previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating, and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.
Shares held in “street name”	If you hold your shares of common stock in street name, you will receive a notice from your broker with instructions on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet.
Holders of CUFS or CDIs listed on the ASX	If you hold our CUFS or CDIs, you will receive a notice from Computershare, which will allow you to make your voting instructions over the internet.
Internet voting closes for the following time zones:
•In Australia at 10:00 a.m., November 13, 2022, Australian Eastern Time for holders of CHESS Units of Foreign Securities listed on the ASX.
•In the US at 11:59 p.m., November 15, 2022, US Eastern Time for shares traded on the NYSE.
How do I attend and vote at the annual meeting?
To attend and vote at the annual meeting you need to access the meeting via live audio webcast at www.virtualshareholdermeeting.com/RMD2022 using the 16-digit control number included on your notice, on your proxy card, or on the voting instruction form. Online check-in will begin approximately 15 minutes prior to the scheduled meeting time, and we recommend that you log in to the virtual annual meeting during this timeframe to ensure you are logged in when the meeting starts.
Attendance at the annual meeting will not, by itself, result in any vote or revocation of a prior vote. You must follow the instructions at www.virtualshareholdermeeting.com/RMD2022 to vote your shares at the annual meeting. Even if you intend to attend the annual meeting online, we encourage you to vote before the deadlines described elsewhere in this proxy statement. If you own ResMed CUFS or CDIs, please refer to the instructions provided by Computershare for information regarding how to request a proxy in order to vote your shares at the virtual annual meeting.
What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties accessing the virtual meeting during the check-in or the meeting, please call the technical support number posted on the virtual shareholder meeting log-in page.
Will there be a question and answer session during the annual meeting?
As part of the virtual annual meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to ResMed and the meeting matters, as time permits. Only stockholders that have accessed the annual meeting as a stockholder by following the procedures outlined above in “How can I attend and vote at the annual meeting?” will be permitted to submit questions during the annual meeting. If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•irrelevant to the business of ResMed or to the business of the annual meeting;

•related to material non-public information of ResMed, including the status or results of our business since our last earnings release;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another stockholder;
•in excess of the two question limit;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the annual meeting as determined by the Chair or Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the virtual shareholder meeting webpage for stockholders that have accessed the annual meeting by following the procedures outlined above in “How can I attend and vote at the annual meeting?”
How can I revoke my proxy or change my vote?
You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holder	Method of voting
Holders of record and shares held in street name listed on the NYSE
•Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•Revoking by internet or by telephone before the following times:
In Australia by 10:00 a.m. AU Eastern Time on November 13, 2022, for holders of CHESS Units of Foreign Securities listed on the ASX
In the United States by 11:59 p.m. US Eastern Time on November 15, 2022, for shares traded on the NYSE
•Attending the 2022 annual meeting online and timely voting your shares at www.virtualshareholdermeeting.com/RMD2022. Please note that your attendance at the meeting will not revoke your proxy unless you vote at the meeting.

Holders of CUFS or CDIs listed on the ASX	You must contact the Chess Depository Nominee to obtain instructions on how to revoke your proxy or change your vote. Refer to the instructions provided by Computershare for information regarding how to request a proxy in order to vote your shares at the virtual annual meeting. Please note that your attendance at the meeting will not revoke your proxy unless you vote at the meeting.
What happens if I return the proxy card to ResMed but do not make specific choices?
If you submit a proxy, we will vote your shares according to your choice. If you submit a proxy but do not make specific choices, we will vote your shares as follows: (1) FOR each of the ten nominees to our board identified in this proxy statement; (2) FOR ratifying our selection of KPMG; and (3) FOR approving, on a non-binding, advisory basis, the compensation we paid our named executive officers.

What does it mean if I received more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.
General information
What are broker non-votes and how are they counted?
If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals which NYSE rules consider “routine.” The only proposal considered “routine” in our meeting is the proposal to ratify the selection of our independent registered public accounting firm. If you do not provide direction to your broker for that proposal, your broker may exercise its discretion to vote your shares. The election of directors and the advisory vote on executive compensation are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in street name or they will be considered a “broker non-vote.”
Broker non-votes will not affect the outcome of the election of our directors or the advisory vote to approve our executive compensation, as these matters are determined based on the number of votes cast and broker non-votes are not considered votes cast.
Your vote is important. Please submit your proxy, or provide instructions to your brokerage firm, bank, or the CHESS Depositary Nominees. This will ensure that your shares are voted at our annual meeting.
How many shares must be present or represented to conduct business at the annual meeting?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares represented at our annual meeting for purposes of determining a quorum. If there are insufficient votes to constitute a quorum at the time of the annual meeting, we may adjourn the annual meeting to solicit additional proxies.
On the record date, we had outstanding 146,459,048 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 146,459,048 votes may be cast on each matter to be considered at our annual meeting, and at least 73,229,524 shares must be represented at the meeting to have a quorum.
What is the voting requirement to approve each of the proposals?
Proposal 1 – Directors will be elected by a majority of the votes cast, which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. You will have the option to vote "for" "against" or "abstain" for each nominee. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.
Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election will continue to serve but is expected to tender a resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will decide whether to accept or reject the tendered resignation, generally within 90 days after the election results are certified. We will publicly disclose the board’s decision on the tendered resignation and the rationale behind the decision.
Proposal 2 – The proposal to ratify our selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions do not count as votes cast and thus will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, so we do not expect broker non-votes to result from the vote on proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.
Proposal 3 – The advisory vote to approve our executive compensation (“say-on-pay” vote) requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes do not count as votes cast and thus will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on our named executive officers’ compensation, and our executive compensation principles, policies, and procedures.
Who pays the costs of proxy solicitation?
The cost of soliciting proxies will be borne by us. After the original delivery of the notice and other proxy soliciting materials, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses they incur.

How can I see a list of stockholders?
Under Delaware law, a list of stockholders entitled to vote at our annual meeting will be available for ten days before our annual meeting at our principal executive office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. US Pacific Time. If you are interested in viewing the list, please contact Investor Relations by email at InvestorRelations@resmed.com.

How will I receive my proxy materials?
We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders by the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders of record. If your shares are listed in street name on the NYSE, brokers who hold shares on your behalf will send you their own similar notice. If you hold CUFS or CDIs listed on the ASX, you will receive your notice from Computershare. If you received the notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice tells you how to use the internet to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card. The notice also tells you how you may submit your proxy via the internet.
Our proxy materials explain how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board from time to time. Our board currently authorizes ten directors.
This year our board will complete its transition to annual elections for all directors. Our board previously was divided into three classes, with each class elected to serve a three-year term.
All our current directors’ terms expire at the November 2022 annual meeting, and all nominees will stand for election to one-year terms. On the nominating and governance committee’s recommendation, our board has nominated each of our current directors for re-election at this annual meeting. The directors to be elected at this annual meeting will hold office until the 2023 annual meeting or until the director’s earlier death, disability, resignation, or removal.
We are soliciting proxies in favor of these ten nominees and proxies will be voted for them unless the proxy otherwise specifies. If any nominee becomes unable or unwilling to serve as a director, the proxies will be voted for the election of another person, if any, that the board designates.
Information about the ten nominees for director is set forth below:

Director	Current term expiration	Age as of September 20, 2022	Position
Carol Burt	2022	64	Director
Jan De Witte	2022	58	Director
Karen Drexler	2022	62	Director
Michael Farrell	2022	50	Chief executive officer and director
Peter Farrell	2022	80	Founder, chair of the board and non-executive employee
Harjit Gill	2022	57	Director
John Hernandez	2022	55	Director
Richard Sulpizio	2022	72	Director
Desney Tan	2022	46	Director
Ronald Taylor	2022	74	Lead director
The following biographical information is furnished with regard to our directors as of September 20, 2022.
Nominees for election at our annual meeting to serve for a one-year term expiring at the 2023 annual meeting:

Carol Burt has served as a ResMed director since November 2013, and is chair of the audit and compliance oversight committees. She is also a member of the nominating and governance committee.
Ms. Burt, principal of Burt-Hilliard Investments, is a private investor with more than 35 years of experience in corporate governance, operations, strategy, finance, mergers and acquisitions, and investment banking. Since 2013, Ms. Burt has served as a senior advisor and member of the operating council of Consonance Capital Partners, a New York-based private equity firm focused on investments in the healthcare industry. Ms. Burt currently serves on the boards of IQVIA Holdings Inc. (NYSE: IQV), a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry, where she is a member of the audit committee and leadership development and compensation committee; and two private companies, Global Medical Response and WellDyne.
Before their sale, Ms. Burt served on the public boards of four NYSE companies: Envision Healthcare, Transitional Hospitals, Vanguard Health Systems, WellCare Health Plans, and private equity-backed KEPRO. Through her public board service, Ms. Burt has served, or currently serves, as chair of audit, compensation, compliance and nominating and governance committees.
Ms. Burt was formerly senior vice president corporate finance and development of WellPoint, Inc. (now Elevance Health) where she was part of the executive team that built WellPoint from a single state health plan to one of the leading health benefits companies in the U.S., at the time ranking in the top 35 Fortune 500 companies.
Ms. Burt was responsible for, among other things, the corporate strategic planning, mergers and acquisitions, financial planning and analysis, budgeting and forecasting, administrative accounting, treasury and chief investment officer, corporate real estate and the business information services groups. In addition, WellPoint’s financial services and international insurance business units reported to her.
Before WellPoint, Ms. Burt was senior vice president and treasurer of American Medical Response. Previously, she spent 16 years at Chase Securities, Inc., now JP Morgan Chase & Co (NYSE: JPM), most recently as founder, managing director and head of the Health Care Banking Group.
Ms. Burt was Chair of The Nature Conservancy of Colorado until 2020 and now serves as Co-Chair of the Emeritus Trustees Council. Ms. Burt is a member of Women Corporate Directors, and the International Women’s Forum. Her philanthropic activities focus on mentoring women for leadership positions and environmental causes.
Ms. Burt graduated magna cum laude, from the University of Houston, earning a Bachelor of Business Administration.
Ms. Burt’s executive management and board experience in the health insurance, healthcare services, medical technology, and financial services industries led the board to the conclusion that she should serve as a director.

Jan De Witte has served as a ResMed director since May 2019, and is a member of the audit and compliance oversight committees.
Mr. De Witte has served in a variety of operational and business leadership roles over the past 30 years. Since October 2021, Mr. De Witte has served as president, chief executive officer, and a director of Integra Life Sciences (NASDQ: IART), a global leader in regenerative tissue technologies and neurological solutions. From 2016 to 2021, he served as CEO and a member of the board of directors of Barco (EBR: BAR), a global leader in advanced visualization solutions for healthcare, entertainment, and enterprise, with headquarters in Belgium. Before joining Barco in October 2016, Mr. De Witte was an officer of the General Electric Company (NYSE: GE), and CEO of its healthcare division’s software and solutions business. During his 17-year tenure with GE, he worked in management and CEO roles in manufacturing, supply chain, quality/lean six sigma, services, and software solutions, covering business responsibilities across Europe, Middle East, China, Asia-Pacific, and the Americas. While at GE, he and his family lived in Belgium, London, Chicago, Milwaukee, and Paris.
Before GE, Mr. De Witte held operational management positions in supply chain and manufacturing at Procter & Gamble (NYSE: PG) in Europe. He also served as senior consultant with McKinsey & Company serving clients in the airline, process, and high-tech industries across Europe.
Mr. De Witte serves on the board of directors of the Advanced Medical Technology Association (AdvaMed). From 2018 until 2022, Mr. De Witte served as chair of the board of Hangar K, a non-profit innovation and co-creation hub bringing together start-ups, young growth companies and established companies in the Flanders (Belgium) region with the aim to accelerate innovation and growth, with a focus on digital technologies in EdTech and GameTech. Mr. De Witte also served as a board member of the Ghent University (Belgium) from 2018 to 2021.
Mr. De Witte holds a Master of Science degree in electromechanical engineering with Greatest Distinction from the KU Leuven in Belgium, and an MBA from Harvard Business School.
Mr. De Witte’s skills and experience, particularly his 20-plus years of experience in executive management, operations, and software operations; his experience as an operating CEO in the field of medical technology; and his international business experience led the board to the conclusion that he should serve as a director.

Karen Drexler has served as a ResMed director since November 2017, and is a member of our compensation and nominating and governance committees.
Ms. Drexler is a serial entrepreneur with expertise in the fields of digital health, medical devices, and diagnostics. Currently, she serves on the boards of Outset Medical (NASDAQ: OM), a medtech company innovating dialysis treatment, where she chairs the compensation committee and is a member of the nominating and governance committee; Tivic Health, (NASDAQ: TIVC), a bioelectric medicine company focused on relief of congestion and sinus pain, where she chairs the compensation and nominations and corporate governance committees and serves on the audit committee; and EBR Systems, Inc. (ASX: EBR), maker of a wireless cardiac pacing system for people with heart failure, where she serves on the nomination and remuneration committee.
Karen is also on the board of three private companies: Bone Health Technologies, a medtech company focused on treating osteoporosis and its precursor, osteopenia; VIDA Diagnostics, the leading company in AI-powered lung intelligence solutions; and Huma.ai, a company using natural language queries to extract unique insights from complex medical data.
From 2016 to 2020, Ms. Drexler was the CEO and a board member of Sandstone Diagnostics, Inc., a private company developing instruments and consumables for point-of-care medical testing. From 2011 to 2017, she served as board chair of Hygieia, Inc., a digital insulin therapy company, and remains an advisor to the CEO. She also acts as a senior strategic advisor for other early-stage companies, and spent 11 years on the board of the Keller Center for Innovation in Engineering Education at Princeton University.
Ms. Drexler is an active mentor and advisor with Astia, a global nonprofit that supports high-potential female founders. She is a founding member of Astia Angels, a network of individual investors who fund such founders, and a lead mentor with StartX, the Stanford University incubator. She is also on the Life Science and Women’s Health Councils for Springboard, an accelerator for women-led technology-oriented companies. Through her work with Astia, Springboard, and StartX, she interacts with many promising young medtech companies.
Ms. Drexler was founder, president, and CEO of Amira Medical Inc., a private company focused on minimally invasive glucose monitoring technology, from 1996 until it was sold to Roche Holding AG in 2001. Before Amira Medical, she held management roles at LifeScan and played a key role in its sale to Johnson & Johnson (NYSE: JNJ).
Ms. Drexler graduated magna cum laude with a B.S.E. in chemical engineering from Princeton University, and earned an M.B.A. with honors from the Stanford University Graduate School of Business.
Ms. Drexler’s executive and board experience in the medical diagnostics and medical device industries, particularly her experience in digital health, technology, and data security, and out-of-hospital care models, led our board to conclude she should serve as a director.

Michael “Mick” Farrell has served as ResMed’s CEO and as a ResMed director since March 2013. He joined the company in 2000, serving as president of the Americas region from 2011 to 2013, senior vice president of the global sleep apnea diagnostic and therapeutic business from 2007 to 2011, and various senior roles in marketing and business development.

Before joining ResMed, Mick worked in management consulting, biotechnology, chemicals and metals manufacturing at companies including Arthur D. Little, Sanofi Genzyme, Dow, and BHP.

Mick serves on the board of directors of the Advanced Medical Technology Association (AdvaMed), an American medical device trade association, and Zimmer Biomet (NYSE: ZBH), a global provider of implantable musculoskeletal medical devices and digital health solutions. He is a member of two committees at Zimmer Biomet: the compensation and management development committee, as well as the quality, regulatory, and technology committee, of which he is chair. Mick also volunteers as a trustee for non-profit organizations: UC San Diego Foundation, Rady Children’s Hospital, and Father Joe’s Villages’ project for the homeless in San Diego, California.

Mick holds a Bachelor of Engineering with first-class honors from the University of New South Wales, a Master of Science in chemical engineering from the Massachusetts Institute of Technology (MIT), and an M.B.A. from the MIT Sloan School of Management.

Mick’s skills, over 22 years of experience with ResMed and over 26 years of experience with healthcare and technology industries provides him with a unique and deep understanding of our operations, technology, and market, and led the board to the conclusion that he should serve as a director.

In addition, the board believes it appropriate for the chief executive officer to serve on the board of directors.

Peter Farrell is ResMed’s founder and chair of the board. He has been board chair and a director since ResMed’s inception in June 1989. Dr. Farrell served as CEO from July 1990 until December 2007, and from February 2011 until March 2013. He served as executive board chair from December 2007 until February 2011, and from March 2013 through December 2013. Since January 1, 2014, he has been a non-officer employee of ResMed.
Before founding ResMed, Dr. Farrell served as vice president of research and development at various subsidiaries of Baxter International, Inc. (NYSE: BAX), from July 1984 to June 1989, and managing director of the Baxter Center for Medical Research Pty Ltd., a Baxter subsidiary, from August 1985 to June 1989. From January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales, Sydney, where he currently serves as a visiting professor and as chair of the UNSW Centre for Innovation and Entrepreneurship. He served on the Visiting Committee of the Harvard/MIT Health Sciences & Technology Program from 1998 through 2018, and currently serves on the MIT Dean of Engineering’s Advisory Council.
Dr. Farrell serves as independent board chair at Arcturus Therapeutics Holdings Inc. (NASDAQ: ARCT), a self-replicating mRNA therapeutics company, where he is a member of the compensation and nominating and corporate governance committees. He is currently on the board of Evolus, Inc. (NASDAQ:EOLS), a performance beauty company, where he is a member of the audit and the nominating and governance committees. He currently sits on two faculty advisory boards at the University of California, San Diego: the Rady Business School and the Jacobs Engineering School. He is also chair of WaveGuide, a startup leveraging nuclear magnetic resonance technology developed within Harvard’s School of Physics. He is on the Board of Trustees of Scripps Research and an active board member of both medical rehabilitation company, ProtoStar, and pathology company, Mikroscan.
Dr. Farrell’s past board appointments include director of NuVasive, Inc. (NASDAQ: NUVA), which develops and markets products for the surgical treatment of spine disorders from 2005 through 2018.
Dr. Farrell is a fellow or honorary fellow of several professional bodies. In 2012, he became an elected member of the US National Academy of Engineering and joined the board of trustees of Scripps Research. He was named 2005 U.S. National Entrepreneur of the Year for Health Sciences, 2001 Australian Entrepreneur of the Year, and 1998 San Diego Entrepreneur of the Year for Health Sciences. He has served on the Executive Council of the Division of Sleep Medicine at Harvard Medical School since 1998, served as vice chair from 2000 until 2010, and chair until May 2013.
Dr. Farrell has a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from MIT, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle, and a D.Sc. from the University of New South Wales, Sydney, for research contributions in the field of treatment with the artificial kidney.
Dr. Farrell’s son, Michael Farrell, is ResMed’s chief executive officer and one of its directors.
Dr. Farrell’s role as our founder and chief executive officer for more than 20 years provides him with a unique and deep understanding of our operations, technology, and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience and training. These experiences and skills led our board to the conclusion that he should serve as a director.

Harjit Gill has served as a ResMed director since November 2018, and is a member of the audit and compensation committees.
Since February 2019, Ms. Gill has served as CEO of the Asia Pacific Medical Technology Association (APACMed), the first and only regional association to provide a unified voice for the medical device, equipment, and in-vitro diagnostics industry in Asia Pacific.
Since January 2022, Ms. Gill has been a director of Alticor Inc., a private holding company for Amway, a global leader in home, health, and beauty products. Since 2019 she has also been a member of the Innovation Board of Directors at MAS Holdings, one of the largest apparel tech companies in South Asia with over 115,000 people and a presence in 17 countries.
From 2015 to 2016, Ms. Gill served as chief operations and marketing officer for HTC, Taiwan (OTCMKTS: HTCKF). From 1990 to 2015, she worked for Royal Philips (NYSE: PHG) in various roles. From 2012 to 2015, she was executive vice president and chief executive officer for Philips ASEAN & Pacific, based in Singapore, responsible for Healthcare/Lighting and Consumer Lifestyle. From 2009 to 2012, she was senior vice president of International Sales, and from 2006 to 2009, was vice president of Asia for Philips Consumer Lifestyle Products. Before 2006, she held progressive roles in the Netherlands, Hong Kong, Dubai, and Singapore for Consumer Electronics. From 2012 to January 2018, Ms. Gill served as a board member of the National University of Singapore, Entrepreneurship Committee.
From 2012 to 2015, she was a board member of the Singapore International Chamber of Commerce. From 2017 to 2019 she was a member of the board of directors of Apollo Education and Training, a company providing English teaching in Vietnam. From 2014 to 2015 she was a member of the World Economic Forum South East Asia Council and in 2018 she was the Chapter Chair Gold of the YPO Singapore Chapter. From 2016 to 2019, she was an advisor to Delmedica Investments, a Singapore-based company focused on respiratory healthcare and inventors of the X-Halo breath thermometer.
Ms. Gill has a Bachelor of Arts (honors) in combined studies from the University of Manchester.
Ms. Gill’s executive and operational experience and skills led our board to the conclusion that she should serve as a director, particularly her background in consumer healthcare, her international experience, and her broad experience in sales, marketing and operations.

John Hernandez has served as a ResMed director since November 2021, and is a member of the compliance oversight committee.
Since 2018 Dr. Hernandez has served as head of health impact at Google (NASDAQ: GOOGL), where he oversees clinical research, health economics and outcomes research. He joined Alphabet in 2016 where he has built and led teams at Verily and Google leveraging artificial intelligence to assist in promoting healthy lifestyles, diagnosing cancer, preventing blindness, among other things.
Since May 2021, Dr. Hernandez has served as a director of Carmat, SA (ALCAR.PA), a French artificial heart company, publicly traded on the Euronext Paris exchange. He is a member of the audit and research and development committees.
Before joining Verily in 2016, Dr. Hernandez was vice president of global health economics and outcomes research at Abbott Laboratories, a medical devices and healthcare company, from 2010 to 2016, and vice president of clinical research and health economics at Boston Scientific Corporation from 2001 to 2010. He has served in research and consulting roles at the RAND Corporation, Quintiles (now IQVIA), PwC and the American Society of Internal Medicine (now ACP).
Dr. Hernandez has held teaching and advisory positions with Stanford University from 2015 to 2019, University of Southern California from 2017 to 2019, and University of Washington from 2015 to 2018.
Dr. Hernandez is widely published in scientific journals and lectures frequently on diverse topics including digital health strategy, health policy, health economics, healthcare technology assessment, value-based payments and real-world evidence strategies.
Dr. Hernandez obtained his Bachelor of Arts from the University of North Carolina at Chapel Hill. He received a Master’s degree in health policy and a Doctorate of Philosophy at the RAND Graduate School in Santa Monica, CA.
Dr. Hernandez’ experience in health economics and outcomes research in the medical device and digital health technologies industries led the board to conclude he should serve as a director.

Richard “Rich” Sulpizio has served as a ResMed director since August 2005. He is chair of the compensation committee and a member of the audit and nominating and governance committees.
Mr. Sulpizio retired as president and chief operating officer of Qualcomm, Inc. (NASDAQ: QCOM) in 2001. He served on Qualcomm’s board of directors from 2000 until 2007. Mr. Sulpizio joined Qualcomm in 1991 and in 1994, was appointed president of Qualcomm Wireless Business Solutions. Four years later, he became Qualcomm’s president and COO. In 2002, he rejoined Qualcomm to serve as interim president of Qualcomm China and then took the helm of Qualcomm Europe in 2004. He was appointed as president in 2005 of MediaFLO USA, Inc. a wholly-owned subsidiary of Qualcomm, and was chartered with overseeing the development and deployment of MediaFLO technology and bringing multimedia services to the wireless industry. His last assignment, from December 2009 to November 2013, was president and CEO of Qualcomm Enterprise Services (QES), which was sold to a private equity firm.
Before joining Qualcomm, Mr. Sulpizio worked at Unisys Corporation (NYSE: UIS) and Fluor Corporation (NYSE: FLR).
From 2009 through 2018, Mr. Sulpizio served as a director of CA, Inc. (NASDAQ: CA), an information technology management software company. He currently serves as an honorary board member of the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center.
He holds a Bachelor of Arts from California State University, Los Angeles, and a Master of Science in systems management from the University of Southern California.
Mr. Sulpizio’s experience and skills, particularly his experience with high growth technology companies, executive and board experience with software businesses, and international business experience led the board to the conclusion that he should serve as a director.

Desney Tan has served as a ResMed director since November 2021. He is a member of the compensation committee.
Since 2021, Dr. Tan has served as vice president and managing director for Health and Life Science R&D at Microsoft (NASDAQ: MSFT). From 2015 to 2021, he was managing director, Microsoft Healthcare, and has worked in various leading research roles since joining Microsoft in 2004.
Since 2007, he has been an affiliate professor of computer science and engineering at the University of Washington Seattle, where he cofounded the National Science Foundation Center for Sensorimotor Neural Engineering and chaired its industry advisory board.
Dr. Tan is a seasoned executive who has built and run multidisciplinary global innovation teams – leveraging expertise in hardware and devices, software development, applied machine learning and artificial intelligence, human-computer interaction, and applied science to make impact in areas such as autonomous navigation, entertainment and consumer products, as well as health and life sciences.
Dr. Tan is the named inventor on more than 100 granted patents, and author of numerous academic publications, on topics relevant to ResMed's long-term strategy, such as artificial intelligence, machine learning, and human-computer interaction. He serves as senior advisor and chief technologist to IntuitiveX, a medical device and life sciences innovation partner and catalyst, and as advisor to Proprio, which is developing an advanced surgical navigation platform. He serves on the board of two private companies: 1910 Genetics, a biotechnology company integrating artificial intelligence, computation, and biological automation to improve drug development; and Artificial, a lab automation company focused on accelerating the pace of life science discoveries.
Dr. Tan is a veteran of the Singapore Armed Forces, and achieved the rank of Lieutenant while on active duty from 1996 to 1998, and will continue to serve in the reserves through 2026. He served as battalion security/intelligence officer and platoon commander, and achieved the rank of lieutenant.
Dr. Tan graduated summa cum laude with a Bachelor of Science in computer engineering from the University of Notre Dame, and earned a Doctorate of Philosophy in computer science form Carnegie Mellon University.
Dr. Tan’s experience in digital health technologies and artificial intelligence, and his current executive position led our board to conclude he should serve as a director.

Ronald “Ron” Taylor has served as a ResMed director since January 2005 and its independent lead director since July 1, 2013. He is chair of the nominating and governance committee and a member of the audit and compliance oversight committees.
In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chair, president, and CEO until its purchase by Cardinal Health, Inc., in 1996. For six years before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company. Before joining Hybritech, he served for 10 years in management roles at Allergan plc (NYSE: AGN), a pharmaceutical company. From 1998 to 2001, he was a general partner at Enterprise Partners Venture Capital.
Mr. Taylor’s past public company board experience includes serving as a director at Allergan from 1994 through 2018. From 1998 through 2014, he served as a member of the Red Lion Hotels governance, compensation, and audit committees. From 2002 until his appointment to the ResMed board in 2005, he served as chair of the ResMed Foundation.
Mr. Taylor has a Bachelor of Arts from the University of Saskatchewan and a Master of Arts from the University of California, Irvine.
Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience. He has been a director of approximately 20 publicly and privately held companies over the past 27 years. In addition, he has more than 15 years of experience as a member of the Red Lion Hotel’s governance, compensation, and audit committees, and more than 20 years of experience as a member of the Allergan (formerly Watson and Actavis) audit, compensation, and governance committees.
Mr. Taylor’s experience and skills as a public medical technology company CEO, venture capital experience, and board experience, led the board to the conclusion that he should serve as a director.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE TEN NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL 2: RATIFICATION OF SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2023

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023. KPMG has served as our independent registered public accounting firm since 1994. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.
Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.
We expect representatives of KPMG LLP to be present at the meeting. They will be able to make statements if they so desire and to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2023.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

Background
As required by Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement. This proposal is commonly known as a “say-on-pay” proposal.
The board has adopted a policy of providing for annual say-on-pay advisory votes, and our stockholders have twice (in 2011 and 2017) voted to prefer an annual frequency of these votes. Unless the board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at our 2023 annual meeting of stockholders.
Because the say-on-pay vote is advisory, it does not bind us. But the board’s compensation committee, which consists entirely of independent directors, values our stockholders’ opinions and considers voting results on the say-on-pay proposal when making its executive compensation decisions.
The board believes that the information in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance, and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. The board is asking our stockholders to approve the following advisory resolution at the annual meeting:
“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this proxy statement.”

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

COMPANY INFORMATION

CORPORATE GOVERNANCE

Board independence
Our board has determined that of our ten current directors, eight: Carol Burt, Jan De Witte, Karen Drexler, Harjit Gill, John Hernandez, Richard Sulpizio, Desney Tan, and Ronald Taylor, are independent members of our board under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence.
The board determined that each member of the audit, compliance oversight, nominating and governance, and compensation committees is independent under the NYSE’s listing standards, and that each member of the audit committee and compensation committee is also independent under the SEC’s regulations. The board determined that Peter Farrell and Michael Farrell each have material relationships with us that prohibit them from being considered independent under applicable standards: Michael Farrell is an executive officer; while Peter Farrell is a current non-executive employee and the father of Michael Farrell.
There were no specific relationships or transactions that required consideration by our board in making its independence decisions. However, the board did consider the tenure of individual directors, and concluded that none of them impaired independence.
Tenure and board refreshment. The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance.
The board believes the independent directors represent an appropriate balance of tenure. Six of our eight independent directors have been on the board for nine years or less. Two of our eight independent directors and nominees are long-tenured: Richard Sulpizio and Ronald Taylor each joined our board in 2005, and so have each served for about 17 years. The board considers that the length of their tenure has not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their independence and contributions to our board. Moreover, their tenure and experience balance the relatively lower tenure and experience of the other independent directors. The average tenure of all our other independent directors and nominees is four years, and the average tenure of all our independent board members is only seven years.
The board follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective. The nominating and governance committee reviews and regularly updates a matrix of directors’ skill sets, based on factors the board deems important to oversee management and our strategic goals. The committee makes recommendations to the board regarding plans for director succession. In each of fiscal years 2018, 2019, and 2020, a long-tenured board member has left our board and been replaced. In fiscal year 2022, the board nominated, and shareholders elected, two new independent directors with uniquely valuable skill sets. While refreshment is an important consideration in assessing board composition, the board does not make determinations based solely on tenure.
Board composition
Our board believes that its composition appropriately reflects the knowledge, experience, skills, diversity, and other characteristics required to fulfill its duties.

The following tables provide information regarding the age, gender, tenure and overall diversity of our nominees for election:

The nominees have diverse backgrounds and perspectives that enable them to provide valuable guidance on strategy and operations. They have extensive leadership experience, as well as corporate governance expertise arising from service on other boards of directors. Many have global business experience, including through service as CEO or in other senior corporate leadership positions involving management of complex operations, business challenges, risks, and growth. One currently resides and works outside the U.S., and several others have done so in the past, providing valuable perspectives on our global business environment. All have experience with medical device, technology or product innovation and development, entrepreneurship, and the dynamics of our industry. Our most recently elected directors have extensive expertise in digital health technology. All have demonstrated involvement in their communities, having contributed to social causes through nonprofit organizations or philanthropy.
Our board of directors benefits from these qualifications, as well as the perspectives of directors with in-depth knowledge of ResMed through their current or former service as executive officers.
Meetings and director attendance
During fiscal year 2022, each director attended more than 75% of the meetings of our board and of the committees on which the director served. Our board and standing committees met, as follows:
•Board: seven meetings;
•Compensation committee: four meetings;
•Audit committee: eight meetings;
•Compliance oversight committee: four meetings; and
•Nominating and governance committee: four meetings.
During each regular board meeting, our independent directors met alone, and our lead director chaired those sessions. In addition to meetings, the members of our board and its committees sometimes act by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.
All our directors were present for our 2021 annual stockholders meeting. We encourage directors to attend our annual meetings and we generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.
Governance changes during fiscal year 2022
Our board of directors welcomes feedback from stockholders on our governance practices and policies, board composition, executive compensation framework, and other matters related to our strategy and performance. During fiscal year 2022, we continued discussions with our stockholders and received valuable feedback. Our board also routinely reviews developing best practices, considering input from stockholders, management, external legal and financial advisors, stockholder advisory firms, and other relevant sources. During fiscal year 2022, as part of that regular practice, we adopted changes in our governance practices, including:
•Annual director elections. We completed the declassification of our board during fiscal year 2022. All board members are elected annually beginning with this year's annual meeting of stockholders.
•Stockholder right to call a special meeting of stockholders. In September 2021, our board of directors amended our bylaws to reduce the threshold ownership percentage required to call a special meeting of stockholders from a majority to at least 20%, noting that the predominant practice among S&P 500 companies is a threshold of 25% or less.
•Change of control agreements. In February 2022, after review and consultation with advisors, we entered into amended change of control agreements with our executive officers and other key employees. The changes were designed to implement certain important workplace protective rights and benefits. The key revisions were:
◦clarifying that harassment, discrimination, or sexual misconduct qualifies as “cause” for termination, and would preclude severance benefits under the agreement;

◦confirmed that non-disparagement agreements required as a condition of benefits would allow employees to comment publicly about sexual harassment or other unlawful acts in the workplace; and
◦added that a post-acquisition change in our remote work policies that would substantially restrict the ability to work remotely would provide “good reason” for the executive to resign and be entitled to severance benefits under the agreement.
•Increased stock ownership guidelines and hold requirements. During the fiscal year, we adopted a revised stock ownership policy applicable to executive officers and directors. The revision made three key changes:
◦increased the stock ownership targets for executives, to six times base salary for our chief executive officer (from a previous target of five times) and to three times base salary for other executive officers (from a previous target of one and one-half times);
◦clarified that in calculating stock ownership. we exclude the value of restricted stock units and performance stock units that are subject to unmet performance criteria, and exclude stock options; and
◦any time a person subject to this policy does not meet the guidelines (even if they had previously met them), they must retain 50 percent of all net shares (net of taxes and any exercise cost) that vest or are acquired by exercising stock options, until the minimum stock ownership requirement is achieved.
Board oversight of risk
The general risk oversight function, including with respect to ESG issues and cybersecurity, is retained by the full board; the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further identified below. The committees periodically update the board about significant risk management issues and management’s response.

Committee	Primary risk oversight responsibility
Audit	Overseeing financial risk, capital risk, financial compliance risk, code of conduct, ethics and legal compliance, and internal controls over financial reporting.
Compensation	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.
Compliance oversight	Overseeing compliance with United States federal healthcare laws and regulations, and specifically obligations under the corporate integrity agreement we reached in 2019.
Nominating and governance	Evaluating each director’s independence, evaluating the effectiveness of our corporate governance guidelines, and overseeing management’s succession planning.
Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

ESG Oversight. The full board is responsible for general oversight of our environmental, social, governance, and sustainability strategy. The nominating and governance committee specifically oversees our corporate governance programs.

Information about our ESG initiatives can be found at https://investors.resmed.com/investor-relations/about-us/Corporate-Citizenship-at-ResMed/default.aspx, including our current report on environment, social, and corporate governance issues. The report highlights our commitment to ESG standards including:

•Our people

•Health and wellbeing

•Our products

•Community; and

•Environment.
Board leadership structure
Since 2013, we have separated the roles of board chair and chief executive officer. Peter Farrell has served as our chair of the board since 1989; he concurrently served as our chief executive officer from shortly after our founding in 1989, through January 2008, and from February 2011 through March 2013.
The board continues to believe that having Peter Farrell serve as chair of the board is the most appropriate leadership structure for us and in the best interests of our stockholders. Dr. Farrell has deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address, and the technology we develop. Dr. Farrell is widely regarded as a visionary leader in our industry. Under his leadership, the board believes we have achieved remarkable success and delivered substantial long-term rewards for our stockholders. Maintaining him in the role of chair provides leadership continuity.
The board believes the advantages described above outweigh any theoretical risks or disadvantages arising from Peter Farrell’s current role as an employee; from his serving as chair while his son, Michael Farrell, serves as chief executive officer; or from his tenure in that role.
First, the board believes that Peter Farrell is uniquely suited to effectively perform the dual roles of providing leadership to the board as chair, and serving as an employee, in which he provides guidance to management, particularly in the areas of long-term strategy, consulting with key opinion leaders in related fields, and maintaining our unique values and culture.
Second, the board believes our leadership structure mitigates any potential risks from the family relationship between Peter Farrell and Michael Farrell. The other eight directors are independent, which provides a counterbalance to a non-independent employee chair. Our independent directors meet in executive session, alone, at each board meeting. Ronald Taylor serves as our independent lead director. The role of our lead director provides an additional structure enabling an effective independent board. The primary responsibilities of the lead director are: to preside over board meetings in the absence of the chair; call, establish the agenda for, and preside over meetings of the independent directors; act as a liaison between the independent directors and chair; guide the chair on board meeting agendas as well as the adequacy of information to be presented; communicate with stockholders as appropriate; and other duties that may be delegated by the board, independent directors, chair, or the nominating and governance committee. Finally, the board’s committees are filled entirely by independent directors, providing an opportunity for the board to fulfill its oversight responsibilities.
For the reasons discussed above, our board believes the current leadership structure is in our best interests at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board will continue to evaluate whether its leadership structure is appropriate as our business evolves.

Committees of our board of directors
The board has four standing committees to assist in the oversight of our affairs: audit, compensation, compliance oversight, and nominating and governance. A copy of the charters for each of these standing committees can be found on our website at investors.resmed.com.
Below is a summary of our current standing committee structure and membership information.

Independent director	Audit	Compensation	Compliance oversight	Nominating and governance
Carol Burt	chair	-	chair	member
Jan De Witte	member	-	member	-
Karen Drexler	-	member	-	member
Harjit Gill	member	member	-	-
John Hernandez	-	-	member	-
Richard Sulpizio	member	chair	-	member
Desney Tan	-	member	-	-
Ronald Taylor*	member	-	member	chair
*Lead director
Assuming stockholders elect the director candidates nominated by the board, we do not anticipate any changes to our structure or committee assignments after the annual meeting.
Audit committee
Currently, our audit committee consists of Carol Burt (chair), Jan De Witte, Harjit Gill, Richard Sulpizio, and Ronald Taylor. Ms. Gill and Mr. Sulpizio joined the committee in August 2021. Each of the audit committee members serving during fiscal year 2022 and currently has been determined by our board to be financially literate and meet the other requirements for audit committee service under the current listing standards of the NYSE and SEC. In addition, our board has identified all members of the audit committee (during fiscal year 2022 and currently) as financial experts under the SEC’s requirements.
The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:
•management’s conduct of, and the integrity of, our financial reporting;
•our systems of internal control over financial reporting and disclosure controls and procedures;
•compliance with our code of conduct and ethics; and
•qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm.
Compensation committee
Currently, the compensation committee consists of Richard Sulpizio (chair), Karen Drexler, Harjit Gill, and Desney Tan. Dr. Tan joined the committee in November 2021, immediately after his election to our board. Our board has determined that each of the compensation committee members meet the independence requirements for compensation committee service under the current listing standards of the NYSE and SEC.
The compensation committee’s primary purposes are to:
•establish and review the compensation of our officers and executives;
•oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and
•advise the board on the compensation of directors.

The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief people officer, our chief administrative officer and global general counsel and their staff to gather internal data and solicit management’s recommendations regarding compensation. The compensation committee also communicates directly with our chief executive officer and our president and chief operating officer for recommendations and information, particularly about their direct reports’ compensation. In addition, the compensation committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. However, the compensation committee determines the compensation for each of our individual officers outside the presence of the affected officer. The compensation committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.
During fiscal year 2022, as in prior years, the compensation committee retained a nationally recognized independent consultant, Frederic W. Cook & Co., Inc. (FW Cook). FW Cook is engaged directly by the committee to render advisory services and to serve as the compensation committee’s independent consultant on compensation-related matters for our executives and board. During fiscal year 2022, these compensation matters included:
•our executive compensation programs, including salaries, target and actual short-term incentive amounts, and long-term incentive equity grants, and positioning among peer groups;
•aggregate equity pay practices at our peer group companies, including long-term incentive design features and alternatives;
•board compensation, including board fees and equity grants and peer group practices;
•industry trends, best practices, and regulatory changes; and
•companies included in our peer group for competitive comparisons.
During fiscal year 2022, FW Cook did not provide any services other than compensation-related matters for our executives and board.
During fiscal year 2022, Infinite Equity, Inc. (Infinite Equity) provided the compensation committee with calculations of total stockholder return to evaluate performance metrics under our performance stock units.
The compensation committee has reviewed the independence of FW Cook and Infinite Equity, including considering the factors required by NYSE listing standards. After the review, the compensation committee determined that each of FW Cook and Infinite Equity, Inc. is independent and that no conflict of interest exists that would prevent either from providing independent and objective advice to the compensation committee.
Compliance oversight committee
Our compliance oversight committee was established in November 2019, and its members are Carol Burt (chair), Jan De Witte, John Hernandez, and Ronald Taylor. Dr. Hernandez joined the committee in November 2021, immediately after his election to our board.
The compliance committee’s primary purposes are to:
•review and oversee our compliance with US federal healthcare laws and regulations, including our obligations under the corporate integrity agreement we entered in December 2019; and
•to lead the board’s compliance with its obligations under the agreement.
Nominating and governance committee
Currently, the nominating and governance committee consists of Ronald Taylor (chair), Carol Burt, Karen Drexler, and Richard Sulpizio. Ms. Drexler joined in August 2021.

The nominating and governance committee’s primary purposes are to:
•assure that the composition, practices, and operation of our board contribute to lasting value creation and effective representation of our stockholders; and
•assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.
Our corporate governance guidelines state goals regarding composition of the board and committees, meetings, and expectations of directors. A copy of our corporate governance guidelines may be found on our website at investors.resmed.com.
The nominating and governance committee regularly reviews with the board the appropriate characteristics, skills, and experience required for the board as a whole and its individual members. The board values diversity and a heterogeneous board, and views diversity expansively, to include differences of viewpoint, professional experience, education, skill and other individual qualities. To assist in promoting a diversity of backgrounds and experience on the board, the nominating and governance committee takes reasonable steps to identify and consider board candidates who are drawn from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background, and other qualities.
ResMed currently complies with California Senate Bill 826, which requires publicly held corporations with principal executive offices in California to have a board of directors that satisfies certain gender diversity requirements. We also comply with California Assembly Bill 979, which requires publicly held corporations with principal executive offices in California to meet certain requirements to include directors from underrepresented communities on their board of directors.
The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance, and follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective. In each of the three fiscal years 2018, 2019 and 2020, we replaced one of our longest-serving independent directors with a newly-elected director, and the committee believes the independent directors now represent an appropriate balance of tenure. If stockholders elect all nominees at this meeting, the median tenure of all our independent directors will be 4.5 years.
The suitability of individual director candidates depends on many factors. Those factors include:
•fundamental qualities of intelligence, honesty, good judgment, high ethics, and standards of integrity, fairness, and responsibility;
•practical wisdom and mature business judgment;
•ability to make independent analytical inquiries, general understanding of marketing, finance, and other elements relevant to the success of a publicly-traded company in today’s business environment;
•experience in corporate management, or as a board member of a publicly-held company;
•academic experience and technical understanding in the area of our operations;
•professional experience in our industry;
•characteristics that add diversity to our board; and
•a commitment to representing the long-term interests of our stockholders.
The nominating and governance committee also reviews and regularly updates a matrix of directors’ skill sets, based on factors the board deems important to oversee management and our strategic goals. It most recently updated the matrix during fiscal year 2022.

The matrix currently includes the following factors:

Board experience	Public company board (other than ResMed)
Private company board
Non-profit board
Governance committee
Compensation committee
Audit committee
Compliance committee
Chair of a board of directors
Leadership experience	Chief executive officer
Non-CEO P&L leader
Non-CEO functional leader
Functional expertise	Medical device
Software-as-a-service
Sales and marketing
Direct-to-consumer business
Non-US business experience
Health policy and government affairs
Healthcare reimbursement - government or private
Finance and accounting
Business/corporate development, mergers and acquisitions
Legal, regulatory compliance and risk management
People and talent management
Communications and investor relations
Environmental sustainability and corporate social responsibility
Technical expertise	Research and development
Clinical research
Clinical expertise in sleep and related comorbidities
Manufacturing and supply chain
Digital health technology
Machine learning, artificial intelligence & advanced analytics
Cybersecurity, privacy and information technology
The board evaluates each individual in the context of the board as a whole, to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. For example, each of the two newly-nominated candidates for election at this annual meeting have extensive and current experience in clinical research, digital health technologies, machine learning, artificial intelligence and advance analytics, all of which are important strategic areas for ResMed.
In determining whether to recommend a director for re-election, the nominating and governance committee also considers the director’s past attendance at meetings and participation in and contributions to the board’s activities. After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board.
Recommendations we receive from stockholders are subject to the same criteria as are candidates nominated by the nominating and governance committee. The committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidate recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. Our bylaws also permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials directors constituting up to 20% of the board or two individuals, whichever is greater, provided that each stockholder and nominee satisfy the other requirements specified in our bylaws.
A recommending stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board. The stockholder must also provide any other information about the candidate that would be required by US SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder or nominee must submit certain background information and representations regarding disclosure of voting or compensation arrangements, compliance with our policies and guidelines, and intent to serve the entire term. The stockholder must submit proof of ownership of our stock.
All communications should be submitted in writing to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after seventy days before the anniversary of the prior year’s annual meeting will likely not be considered timely for consideration at that year’s annual meeting.
The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2023 annual meeting.”
Communications with our board of directors
Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in their communications. The Secretary will forward all communications to the chair of the nominating and governance committee.
Code of ethics
We have a code of business conduct and ethics for directors, officers, and employees, which can be found at investors.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors, and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and NYSE listing standards. We will disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and individuals performing similar functions on our website at investors.resmed.com within five business days or as otherwise required by the SEC or the NYSE.
Pledging and hedging company stock prohibited
We have a policy prohibiting our directors, officers, and other employees from hedging or pledging their ResMed stock. This policy prohibits buying or selling puts or calls, short sales, collars, forward sale contracts, equity swaps, and any other financial instrument designed to hedge or offset a decrease in the market price of ResMed stock.

DIRECTOR COMPENSATION — 2022

Fiscal year 2022 program – cash
Our non-executive director cash compensation program for fiscal year 2022 was:

Fee
Annual retainer	$70,000
Additional retainer to members of standing committees	None
Additional annual retainer to lead director	$25,000
Additional annual retainer to audit committee chair	$20,000
Additional annual retainer to compensation committee chair	$20,000
Additional annual retainer to compliance oversight committee chair	$15,000
Additional annual retainer to nominating and governance committee chair	$15,000
Per meeting fee	None
Retirement benefits	None
Fiscal year 2022 program – equity
During fiscal year 2022, as in past years, on our annual stockholders meeting date we awarded equity grants to our non-executive directors with a grant date fair value of $250,000. Our non-executive directors had the opportunity to elect to receive their equity grant in the form of: (1) 100% options; (2) 100% restricted stock units (RSUs), or (3) 50% options and 50% RSUs. Seven directors chose 100% RSUs; and two chose 50% options and 50% RSUs.
The number of options and RSUs granted was based on the intended grant date fair value and the relative fair value calculation prepared by Infinite Equity, an outside consulting firm. Subject to continued service, RSUs and options vest in full on the earlier of: (1) November 11 in the year after the grant date, or (2) the date of the first annual meeting of stockholders following the grant date. In the event of a change of control, if the holder does not continue as a director of the successor entity, then RSUs and options become fully vested. More information on our director ownership guidelines is in the section below, “Equity ownership guidelines.”
Compensation philosophy
Process. The compensation committee reviews non-executive director compensation on an annual basis, and considers reports from FW Cook, the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the board makes the final determination.
Dual listing; US pay model. The compensation committee and board review data on both US peers and Australian peers, reflecting the company’s dual-listing locations. Australia and the US generally have different pay philosophies for compensating non-executive directors. ResMed’s Australian peers generally pay non-executive directors higher cash, award little or no equity, and have overall lower compensation than ResMed’s US peers. While the board considers Australian peer data, the board believes US peers are most relevant for ResMed director compensation. ResMed’s primary listing is on the NYSE, we are primarily subject to US corporate governance requirements and risks, our principal headquarters is in the US, and seven of our eight non-employee directors reside in the US (with none in Australia). In addition, this US perspective is consistent with our executive compensation philosophy which gives more weight to ResMed’s US peers’ pay practices, and more directly aligns the interests of our board members with those of our stockholders through equity ownership. Finally, we do not wish to create internal or cultural divisions by using different pay models for directors based in the US and other countries.
Fiscal year 2022 compensation process and peer group companies
The board and compensation committee reviews director compensation each year. In May 2021, as part of this regular review, they considered FW Cook’s report covering cash and equity compensation, compared to a peer group of 19 medical device and medical technology companies in the US. The committee also considered additional market data from a group of 14 Australian-based peers. These groups were the same ones used in reviewing ResMed’s executive compensation for fiscal year 2022. More information on the peer groups is included in the section in our Compensation Discussion and Analysis section entitled “Peer group comparisons.”
Each year, the committee also considers the structure of our non-executive director equity program. Although our Australian peer group companies do not typically make equity grants to their non-executive directors, the practice is routine in the US. All but one of our US peers grant equity to their non-executive directors, and as of May 2021 (when the board made its director compensation decisions for fiscal 2022) approximately 95% of those granting equity used full value shares, while approximately 42% of US peers also granted stock options. Given this prevalence, and consistent with the US-based compensation philosophy described above, the board and compensation committee decided to continue the equity structure of ResMed’s non-employee director program. The board and compensation committee believe that the equity grants, coupled with our equity ownership guidelines, promote long-term ownership and align our directors with stockholders.
After considering the FW Cook report regarding market competitiveness among US peer companies, the compensation committee recommended, and in May 2021 the board increased the cash elements of non-executive director compensation for fiscal year 2022, effective as of July 1, 2021, as shown in the table below. No changes were made to the equity component of the director compensation program. The equity component of the director compensation program was last changed in 2010.

Position	2022 Retainer Fee	Increase	Previous Fee
Non-executive directors	$70,000	$5,000	$65,000
Lead director	$25,000	$5,000	$20,000
Audit chair	$20,000	$2,000	$18,000
Compensation chair	$20,000	$5,000	$15,000
Compliance oversight chair	$15,000	no change	$15,000
Nominating & governance chair	$15,000	$5,000	$10,000
Our 2009 Incentive Award Plan sets a $700,000 annual limit on combined cash and equity compensation for service as a non-employee director. During fiscal year 2022, the combined cash and equity compensation paid for service to our non-employee directors ranged from $293,725 to $359,975 per person.
The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation, and adjust as appropriate.
Changes for fiscal year 2023
In May 2022, after considering market data prepared by FW Cook, the compensation committee recommended to the board, and the board reviewed the director compensation program and agreed to increase the cash retainer for the lead director and the chairperson of the audit committee, effective for fiscal year 2023, to better align with compensation at US peers:

Position	2023 Retainer Fee	Increase	Previous Fee
Non-executive directors	$70,000	no change	$70,000
Lead director	$37,500	$12,500	$25,000
Audit chair	$25,000	$5,000	$20,000
Compensation chair	$20,000	no change	$20,000
Compliance oversight chair	$15,000	no change	$15,000
Nominating & governance chair	$15,000	no change	$15,000
The equity portion of the director compensation program will remain at $250,000, which value has not changed since fiscal year 2010.

Equity ownership and retention guidelines
Each non-executive director is expected to hold ResMed stock with a value of at least five times the annual cash retainer (a total value of $350,000 based on the increased fiscal year 2022 retainer). New directors must meet this guideline within five years after their appointment to the board. At any time the guideline is not met, including during the initial five year period prior to required compliance, the director must retain shares equal to 50% of the after-tax value of shares acquired on any restricted stock vesting or stock option exercise until the director’s guidelines are met. As of the record date, each of our non-executive directors who has served on the board longer than one year met the equity ownership guideline, The two directors elected in November 2021 do not yet meet the guideline, but are within the five year period from their appointment to the board.
New directors
We grant pro-rated equity awards and provide pro-rated cash retainers for all new directors (for the period between their start date and the next annual meeting or service period, respectively). We do not provide new directors with any initial inducement equity awards that are in addition to the pro-rated annual grant amount.
Executive directors
Our chief executive officer does not receive additional compensation for his service as director.
Non-executive chair’s compensation
Since January 2014, Peter Farrell has served as our non-executive chair of the board, as well as a non-officer employee of the company. Dr. Farrell receives separate compensation for each of these roles. During fiscal year 2022, as our non-executive chair, he was provided the regular board retainer of $70,000, and the regular board equity grant with a value of $250,000, on the same terms as the other non-executive board members. Dr. Farrell does not serve on any board committees.
During fiscal year 2022, in connection with his service as a non-officer employee, Dr. Farrell was paid an annual salary of $300,000, which was the same as the annualized salary he began receiving in January 2014, when he transitioned into the role of non-officer employee. Dr. Farrell is not eligible to participate in the annual short-term incentive program or the long-term incentive equity programs that we provide to our employees. During fiscal year 2022, as in prior years, we also provided benefits and perquisites to Dr. Farrell, in his role as non-officer employee, that were broadly consistent with those provided to our executive officers, as described in the “Compensation Discussion and Analysis.” The incremental cost to us for these benefits is described in the fiscal year 2022 compensation table below.
In addition to the same change of control benefits provided in all director equity grants, described above in “Fiscal Year 2022 Program - Equity,” we continue to have an executive agreement with Dr. Farrell that provides him with additional benefits, as an employee, in the event of a change of control. Effective March 1, 2022, we entered into updated change of control agreements with our executive officers that contained immaterial modifications primarily designed to implement certain workplace protective rights and benefits, as described in “Compensation Discussion and Analysis." These changes were similarly implemented in Dr. Farrell's agreement. Consistent with our policy for executive officers, all of Dr. Farrell's benefits are on a “double-trigger” basis, that is, benefits will only accrue if we terminate Dr. Farrell’s employment, or if he resigns for good reason, but in either case within a specified period of time before or after a change of control. If Dr. Farrell’s employment were to terminate under qualifying circumstances in connection with a change of control, then at the time of termination: (1) he would receive a severance payment equal to (a) two times his employee salary, plus (b) two times the amount we would be required to contribute on his behalf under our 401(k) plan based on his termination base salary; (2) he would become fully vested in his accrued retirement plan benefits; (3) all his unvested equity awards would vest in full; and (4) we would provide medical and dental health benefits for two years after the termination. The agreement does not include excise tax gross-ups; instead, it includes a “best pay” provision, reducing severance payments to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to him being greater than the net amount received without the reduction.
For two years after a qualifying termination in connection with a change of control, Dr. Farrell will be prohibited from inducing any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity, or initiate or further that business or activity. The restriction on post-termination employment will not apply to him if he is residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, he must deliver a general release of claims in favor of us.
In May 2022, our board (without Michael Farrell’s or Peter Farrell’s participation) determined that the compensation arrangements for Dr. Farrell, both as non-executive chair, and as a non-officer employee, will remain the same for fiscal year 2023 as in fiscal year 2022.
Fiscal year 2022 director compensation table
The table below summarizes the compensation received by our non-executive directors for the fiscal year ended June 30, 2022.

Director	Fees earned or paid in cash(a)	Option awards(b)(d)	Restricted stock units(c)(d)	Other compensation(e)	Total(i)
Carol Burt	$105,000		$249,975		$354,975
Jan De Witte	$70,000		$249,975		$319,975
Karen Drexler	$70,000	$125,023	$124,987		$320,011
Peter Farrell	$70,000	$125,023	$124,987	$360,565	$680,575
Harjit Gill	$70,000		$249,975		$319,975
John Hernandez	$43,750		$249,975		$293,725
Richard Sulpizio	$90,000		$249,975		$339,975
Desney Tan	$43,750		$249,975		$293,725
Ronald Taylor	$110,000		$249,975		$359,975
(a)Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above).
(b)The amounts shown are the grant date fair value of options granted in fiscal year 2022, computed in accordance with FASB ASC Topic 718, and are based on the Black-Scholes model of option valuation, with an exercise price of $263.16, reflecting the closing price on the date of grant and the remaining assumptions shown in footnote 11 "Stockholders Equity" to our financial statements contained in our Form 10-K for the fiscal year ended June 30, 2022.
(c)The dollar value of the RSUs shown represent the grant date fair value of stock awards granted, computed in accordance with FASB ASC Topic 718, based on the $263.16 closing stock price on November 18, 2021, the date of the grant, rounded to the nearest whole share.
(d)The following table sets forth the number of options (both exercisable and unexercisable) and RSUs held by each of our non-employee directors and Dr. Farrell as of June 30, 2022, the end of fiscal year 2022:

Director	Options outstanding at fiscal year end	Restricted stock units outstanding at fiscal year end
Carol Burt	0	956
Jan De Witte	0	956
Karen Drexler	7,892	478
Peter Farrell	13,137	478
Harjit Gill	0	956
John Hernandez	0	956
Richard Sulpizio	0	956
Desney Tan	0	956
Ronald Taylor	0	956

(e)Other compensation represents Dr. Farrell’s total compensation for fiscal year 2022 for service as a non-officer employee, as shown in the following table:

Salary	Company contribution to 401(k) plan	Supplemental life and disability insurance premiums	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Total(i)
$300,000	$10,128	$28,131	$11,247	$11,059	$360,565
i.We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes, but is available to Dr. Farrell for personal use, consistent with the benefit we make available to our chief executive officer and our president and chief operating officer. During fiscal year 2022, Dr. Farrell did not utilize this benefit.
ii.Amounts represent the cost of participation by Dr. Farrell in our sales incentive award travel program, which is available to sales, marketing, and other non-executive employees. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses of Dr. Farrell and his spouse or guest. The cost shown as gross-up represents the amounts we reimburse for the tax associated with income imputed to Dr. Farrell in connection with the program. We provide tax gross ups to all employees who participate in this program. Attendance is part of our officers' management duty and enhances the effectiveness of the sales incentive program.

EXECUTIVE OFFICERS

As of the record date our executive officers were:

Executive officer	Age	Position
Michael Farrell	50	Chief executive officer and director
Lucile Blaise	51	President - sleep and respiratory care business
Rob Douglas	62	President and chief operating officer
Bobby Ghoshal	54	President - SaaS business
Justin Leong	45	President - Asia and Latin America
David Pendarvis	63	Chief administrative officer, global general counsel and secretary
Brett Sandercock	55	Chief financial officer
Jim Hollingshead ceased employment as our president – sleep and respiratory care business and as an executive officer, effective as of May 5, 2022.
Executive officer biographies
For a description of the business background of Michael Farrell, see “Proposal 1: Election of directors.”
ROB DOUGLAS
President and chief operating officer
Robert “Rob” Douglas was appointed ResMed’s president in March 2013 and chief operating officer in September 2011; together with ResMed chief executive officer, Mick Farrell, he holds full operational responsibility for ResMed and its subsidiaries.
Previously, Mr. Douglas was ResMed’s chief operating officer of Asia Pacific and global supply chain from 2008 through 2011, responsible for the region’s commercial distribution, sales operations, and global manufacturing; Sydney chief operating officer from 2005 through 2008, responsible for the company’s manufacturing and research and development; vice president of operations from 2003 to 2005, responsible for the company’s manufacturing; vice president of ResMed’s respiratory and cardiac business from 2002 to 2003; and vice president of corporate marketing when he joined ResMed in 2001.
Mr. Douglas serves on the board of directors of Globus Medical, Inc. (NYSE: GMED), a leading musculoskeletal solutions company, and is a member of the audit committee. He also serves as co-vice chair on the board of directors of the San Diego Regional Economic Development Corporation, as well as vice chair on the board of directors of EvoNexus, a non-profit technology incubator.
Mr. Douglas holds a M.B.A. from Macquarie University, a Bachelor of Engineering in electrical engineering with first-class honors, and a Bachelor of Science in computer sciences from the University of New South Wales, Sydney.
BOBBY GHOSHAL
President – SaaS business
Kaushik “Bobby” Ghoshal was appointed president of ResMed’s SaaS business in August 2021 in addition to his role as chief technology officer, which he has held since April 2018.
From June 2016 until April 2018, Mr. Ghoshal served as chief operating officer for Brightree, a ResMed-owned provider of cloud-based SaaS for out-of-hospital care. From 2012 until 2016, he was ResMed’s vice president, information technology.
Mr. Ghoshal has more than 25 years’ experience in technology across multiple industries including finance, semiconductors and healthcare, working for companies including Freescale Semiconductor, Motorola, Compuware and Wipro Infotech. Mr. Ghoshal has helped build and lead high-performance teams in information technology, semiconductor innovation, digital and business strategy, information security, advanced analytics, operations and customer care.
Mr. Ghoshal holds a M.B.A. from Arizona State University and a Bachelor’s degree in electronics engineering and telecommunications from the National Institute of Technology (NIT) in Calicut, India.
LUCILE BLAISE
President – sleep and respiratory care business
Lucile Blaise was appointed ResMed’s president of sleep & respiratory care in July 2022, responsible for leading our core business: providing cloud-connectable devices as well as masks and other accessories for sleep apnea, COPD, asthma, or other chronic diseases.

Ms. Blaise is a medtech industry thought leader with over 25 years’ experience. She was previously ResMed’s vice president of sleep & respiratory care for Western Europe from 2015 to 2022, where she not only guided the region’s growth strategy, but was instrumental in helping establish public payer market access and reimbursement for telemonitoring in France and Belgium, and telemedicine in France. Before that, she served as vice president of France and North Africa from 2012 to 2015, and in various ResMed marketing and sales roles within the sleep & respiratory care business going back to 2006.

Ms. Blaise is president of the Snitem, France’s premier medtech industry association where she’s served as a board member since 2016. She’s also a board member at MedTech Europe.

Ms. Blaise holds a business degree from the KEDGE Business School in Talence, France, and a Bachelor of Arts in international business from the University of Sheffield in England. She speaks three languages: French, English, and Spanish.
JUSTIN LEONG
President – Asia and Latin America
Justin Leong was appointed president of ResMed’s Asian and Latin American markets in July 2020, an extension of his role as president of ResMed’s Asia growth markets held since September 2018, and the region’s senior vice president since May 2016. He joined ResMed in 2013 as vice president of global strategy, adding the role of general manager of Greater China in 2015.
Before joining ResMed, Mr. Leong was a director at London-based investment firm HgCapital from 2006 to 2012, responsible for acquisitions and portfolio management, and serving on the board of directors of several privately-held European healthcare companies. From 1999 to 2004, he was a management consultant with Bain & Co. in Sydney, Boston and New York, where he advised clients on growth strategies, operational improvement projects, mergers and acquisitions.
Mr. Leong holds a Bachelor of Commerce and a Bachelor of Laws from the University of New South Wales, Sydney, and a M.B.A. from the Harvard Business School.
DAVID PENDARVIS
Chief administrative officer, global general counsel and secretary
David Pendarvis was appointed chief administrative officer and global general counsel in May 2011. In addition to those roles, he served as interim president for ResMed’s EMEA and Japan regions from March to August 2017. He joined ResMed as global general counsel in September 2002, and has been corporate secretary since February 2003. From 2005 to 2011, he served as senior vice president of organizational development.
Before joining ResMed, Mr. Pendarvis was a partner in the law firm Gray Cary Ware & Freidenrich LLP from 2000 to 2002, where he specialised in intellectual property and general business litigation. From 1986 to 2000, he was a partner at Gibson, Dunn & Crutcher LLP. From 1984 to 1986, he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California.
Mr. Pendarvis currently sits on the board of directors of WD-40 Company (NASDAQ: WDFC), where he was first elected in 2017. He has also served on the board of directors of the San Diego Regional Chamber of

Commerce since 2013. From 2010 until 2019, he was a director of the Corporate Directors Forum. From 2009 to 2016, he was a director on the board of Sequenom, Inc.
Mr. Pendarvis holds a Bachelor of Arts from Rice University; a Juris Doctor, cum laude, from the University of Texas School of Law; and a Master of Science in executive leadership from the University of San Diego.
BRETT SANDERCOCK
Chief financial officer
Brett Sandercock was appointed chief financial officer in January 2006. Previously, he served as ResMed’s vice president of treasury and finance from November 2004 until December 2005, and group accountant and controller from 1998 to 2004.
Before joining ResMed, Mr. Sandercock was manager of financial accounting and group reporting at Norton Abrasives, a division of Saint-Gobain, a French multinational corporation, from 1996 to 1998. He also held finance and accounting roles from 1994 to 1996 at Health Care of Australia, a large private hospital operator. From 1989 to 1994, he worked at Pricewaterhouse Coopers in Sydney, specializing in audits of clients across distribution and manufacturing, financial services, technology, and other industries.
From June 2019 to August 2021, Mr. Sandercock served as non-executive chair of the board of directors of Osteopore Limited (ASX:OSX), an Australian and Singapore based medical technology company, commercializing products used for the regeneration of bone across a range of therapeutic areas.
Mr. Sandercock holds a Bachelor's degree in economics from Macquarie University in Sydney, and is a certified chartered accountant.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction
This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. Our named executive officers for fiscal year 2022 were:
•Michael Farrell, our chief executive officer;
•Rob Douglas, our president and chief operating officer;
•Brett Sandercock, our chief financial officer;
•Bobby Ghoshal, our president - SaaS;
•David Pendarvis, our global general counsel, chief administrative officer and secretary; and
•Jim Hollingshead, the former president of our sleep and respiratory care business, who ceased employment on May 5, 2022.
This section also discusses the role of our compensation committee (which is sometimes referred to as the “committee” in this section) in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.
The goal of our compensation programs and policies is to align compensation delivery with performance for stockholders, measured both internally against budgets and externally through share price. We believe this alignment was achieved in fiscal year 2022.
Overview of fiscal year 2022 – executive summary
Fiscal year 2022 required us to continue to operate in a challenging environment shaped by three factors: (1) the continuing global COVID-19 pandemic; (2) a competitor's recall that dramatically increased demand for our products; and (3) supply chain constraints that increased our costs and made it difficult to meet demand.
During fiscal years 2020 and 2021, we pivoted our supply chain to more than triple production of our ventilators and increased production of ventilation masks by ten-fold, helping people breathe while their immune system fought against this novel coronavirus and the disease it causes, COVID-19. As severe health effects of COVID-19 lessened in fiscal 2022, causing demand for ventilation to decline, we did not receive material incremental revenue from pandemic-related ventilation demand in fiscal year 2022. As fiscal year 2022 progressed, new sleep and respiratory care patient diagnosis rates gradually improved in most markets as the pandemic and government restrictions both eased.
During the fourth quarter of fiscal year 2021, demand for flow generators surged as a result of a competitor’s recall, exacerbating an already-stretched supply chain. Despite the supply chain constraints (particularly a shortage of electronic components), we were able to generate recall-related incremental device revenues between approximately $230-$250 million for fiscal year 2022, and grow our overall revenues by 12% in constant currency. We did this by re-designing our products, accelerating the launch of our new flow generator platform, the AirSense 11, and by working throughout our entire supply chain to optimize component availability. However, we were unable to meet all of the market's needs, and a supply and demand imbalance persisted throughout the year.
The supply chain challenges we faced throughout fiscal year 2022 included not only a shortage of components, but also increased component costs, and higher freight costs. As a result, we grew operating profit at 11%.
Through the year, despite these challenges, we continued to execute our long-term strategy, supporting customers around the world with digital health technologies and out-of-hospital management software, enabling better care for those suffering from COVID-19, sleep apnea, COPD, and asthma [primarily] in out-of-hospital care settings.

Strong financial and operating performance. We continued our trend of successful financial performance with growth in key measures of net revenue and operating income, non-GAAP net income and non-GAAP diluted earnings per share despite uncertainties that created planning and logistics challenges.
All primary performance measures increased on both a GAAP and non-GAAP basis.
•Net revenue increased on both a GAAP basis (by 12%) and after adjusting for currency fluctuation (by 13%)
•Operating income increased on both a GAAP basis (by 11%) and after adjustments, or on a non-GAAP basis (by 8%). This growth in operating income was achieved despite significant increases in logistics and manufacturing costs as a result of supply chain challenges.
•GAAP net income and GAAP diluted earnings per share both increased by 64%, due in part to fiscal year 2021 tax expense of $249 million related to the resolution of our previous dispute with the Australian Tax Office, which was settled in fiscal year 2022. On a non-GAAP basis net income and diluted earnings per share both grew by 9%.
These metrics are illustrated in the table below, with GAAP and corresponding non-GAAP measures. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide investors better insight when evaluating our performance from core operations and can provide more consistent financial reporting across periods. We employ and report these non-GAAP measures in our quarterly financial reports.

Financial measure	Percentage change	Fiscal year 2022 Performance	Fiscal year 2021 Performance
Net revenue	12%	$3.6 billion	$3.2 billion
	(13% on a constant currency basis)
Operating income	11%	$1,000.3 million	$903.7 million
	(8% non-GAAP)	($1,072.9 million non-GAAP)	($993.8 million non-GAAP)
Net income	64%	$779.4 million	$474.5 million
	(9% non-GAAP)	($850.8 million non-GAAP)	($780.6 million non-GAAP)
Diluted earnings per share	64%	$5.30	$3.24
	(9% non-GAAP)	($5.79 non-GAAP)	($5.33 non-GAAP)
For a reconciliation between GAAP and non-GAAP measures, see the section “Reconciliation of non-GAAP financial measures” of this proxy statement.
The top- and bottom-line results were roughly in-line with our annual targets for our short-term incentives, and we achieved approximately 99% of our corporate targets for each of adjusted net sales and adjusted operating profit under our annual cash incentive program.
In fiscal year 2022, we continued to make good progress with the three foundations of our ResMed 2025 strategy and in navigating the challenging clinical and economic environment:
(1)Digital health technology leadership in our markets. Our digital health ecosystem is a competitive advantage that offers innovative solutions and integrated care to drive superior outcomes, experiences, and efficiency. As of 2022 fiscal year-end:
•over 18 million of our 100% cloud-connectable devices have been sold into the global market (up from over 15 million at 2021 fiscal year-end);
•our AirView patient management system had over 20 million patients (up from over 16.5 million at 2021 fiscal year-end);
•more than 4.5 million patients had signed up for myAir (up from over 3.5 million at 2021 fiscal year-end); and

•our SaaS business systems had approximately 120 million patient accounts as part of our out-of-hospital SaaS offerings (up from 110 million at 2021 fiscal year-end).
Our connected health strategy is advancing across multiple markets and we continued to add new businesses and technologies, including the acquisition in October 2021 of Ectosense, makers of the Night Owl cloud-connected home sleep testing solution. In June 2022, we announced our agreement to acquire Medifox Dan, a German leader in out-of-hospital software solutions (which we expect to close during calendar year 2022).
(2)Industry-leading innovation. During fiscal year 2022, we launched our new AirSense 11 sleep and respiratory care flow generators, representing a major innovation in our core product platform. We also re-engineered and launched a new version of our existing AirSense 10 platform, the "card-to-cloud," to reduce the need for communications' semiconductor chips, which were in critically short supply during the year.
(3)Leadership to meet the challenges presented by COVID-19. We develop, attract, and recognize agile leaders who lead transformative change. These traits enabled us to respond quickly to provide solutions to help patients and healthcare providers grappling with the impacts of COVID-19, the challenges of leading teams working in flexible and challenging working environments, and responding to a spike in demand caused by a competitor’s recall of flow generators. Throughout the year, we increased digital health technology and remote patient care services for our customers. At the same time, we remained focused on the ongoing delivery of world-leading products that treat sleep apnea, COPD, and asthma, and market-leading software that is used to care for more than 120 million people in skilled nursing facilities, nursing homes, hospice facilities, and the home.
Strong relative total stockholder returns; Creation of long-term stockholder value. Our total stockholder returns (TSR) on the NYSE and ASX were negative for the one-year period ending at 2022 fiscal year-end, as were all the market benchmarks we use for comparisons. However, on a relative basis, we outperformed our peer groups on both the NYSE and ASX, as well as the ASX 100, for our one-year TSR, while we slightly under-performed the S&P 500 index for the year. Our closing stock price on June 30, 2022 was $209.63 on the NYSE, and AUD $30.69 on the ASX. Our three-year and five-year absolute and relative TSR performance on both the US and ASX markets was strong, illustrating our focus on long-term value creation for our stockholders.
On an annualized basis, our TSR on the NYSE was (14)%, 21%, and 23% over the past one-, three- and five-year periods ended June 30, 2022, respectively. In comparison, the S&P 500 index experienced annualized TSR of (12)%, 9%, and 9% over the one-, three-, and five-year periods ended June 30, 2022. When compared to our US peers, our NYSE TSR was at the 70th percentile for the one-year period, and was higher than all but one peer over the three- and five-year periods.
The table below summarizes these results of our NYSE performance.

Period	ResMed's annualized total stockholder return (NYSE)	S&P 500 annualized total stockholder return	US peer group median annualized total stockholder return
One year ended June 30, 2022	-14%	-12%	-21%
Three years ended June 30, 2022	21%	9%	10%
Five years ended June 30, 2022	23%	9%	13%
Because our primary listing is on the NYSE, the TSR performance of our CHESS Units of Foreign Securities trading on the ASX is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, on an annualized basis, our one-, three-, and five-year TSR on the ASX were similar to our TSR on the NYSE, at (6)%, 22%, and 26% over the one-, three-, and five-year periods ending June 30, 2022. Our ASX TSR performance was above the ASX 100 index’s TSR for the one-year period and significantly above the ASX 100 index for the three- and five-year periods. The ASX 100 index had annualized TSR of (9)%, 0%, and 3%, over the one-, three-, and five-year periods. Our annualized TSR was above the 50th percentile of our Australian compensation peers for the one-year period, and at the 100th percentile for each of the three- and five-year periods. The table below shows these comparisons of our ASX performance.

Period	ResMed's annualized total stockholder return (ASX)	ASX 100 annualized total stockholder return	ASX peer group median annualized total stockholder return
One year ended June 30, 2022	-6%	-9%	-19%
Three years ended June 30, 2022	22%	0%	6%
Five years ended June 30, 2022	26%	3%	10%
Strong capital management and return to our stockholders. During fiscal year 2022, we maintained the quarterly dividend of $0.42 per share paid to our stockholders, paying approximately $245 million in dividends, representing a dividend payout ratio of 31% of net income, or 29% of adjusted (non-GAAP) net income. In August 2022, we increased our quarterly dividend by 5%, to $0.44 per share. During fiscal year 2022, we did not repurchase any stock. We suspended our stock repurchase program in 2019, due to acquisitions, and have not resumed it. We may resume the program during fiscal year 2023, depending on cash flow and other conditions.
Compensation at risk and tied to our performance. During fiscal year 2022, approximately 90% of our chief executive officer's target total direct compensation and 79%-86% of our other named executive officers’ target total direct compensation were at risk in the form of annual cash incentives and equity awards, which are paid or earned based on our financial and stock price performance. The compensation decisions for fiscal year 2022 generally maintained the at-risk weighting for our named executive officers compared to fiscal year 2021, and reflect our pay for performance philosophy.
•Annual cash incentive awards were earned in a range from approximately 96.07% to 112.62% of target opportunity, based on performance in our key financial measures. During fiscal year 2022, the primary performance measures for each of our named executive officers serving at the end of the 2022 fiscal year, other than the president of our SaaS business, were two measures, weighted equally: adjusted net sales, which was achieved at 98.76% of target; and adjusted operating profit, which was achieved at 98.88% of target, resulting in 95.86% and 96.27% payout earned, respectively, before weighting. Based on these two metrics near target performance, these four corporate executives earned 96.07% of their target short-term cash incentive opportunity for fiscal 2022.
These same two corporate level components, weighted equally, comprised 40% of the incentive opportunity for Mr. Ghoshal, the president of our SaaS business. The remaining 60% of the opportunity for this executive was based on the same specific performance measures at the business unit level weighted equally (30% each). SaaS adjusted net sales was achieved at 101.81% of target and SaaS adjusted operating profit was achieved at 112.39% of target, resulting in 106.03% and 141.29% payout earned, respectively, before weighting. We believe these measures reflect operating activities that are within the officers’ purview and most important to long-term stockholder value creation, as they focus on top line and bottom line performance. Mr. Ghoshal earned approximately 112.62% of the target short-term cash opportunity.
For each short-term incentive measure, achievement at less than 85% of target results in no payout, achievement at 85% of target results in 50% earned, achievement at target results in 100% earned, achievement of 115% of target results in 150% earned and achievement at 130% or greater of target results in the maximum earned of 200%. We achieved between 98.76% to 112.39% of targeted performance for our 2022 corporate and SaaS unit level goals, resulting in total earn-outs ranging from 95.86% to 141.29% of target cash incentive opportunity for the individual metrics (before weighting), and total payouts after weighting ranging from 96.07% to 112.62% of target cash incentive opportunity for our named executive officers, as illustrated in the tables below.

Goal	Target performance	Actual performance	% of goal achieved	% of payout earned (before weighting)
Corporate adjusted net sales	$3,661,623	$3,616,177	98.76%	95.86%
Corporate adjusted operating profit	$1,169,561	$1,156,466	98.88%	96.27%
Corporate weighted earnout - 96.07%
SaaS adjusted net sales	$393,705	$400,829	101.81%	106.03%
SaaS adjusted operating profit	$83,346	$93,671	112.39%	141.29%
SaaS weighted earnout - 123.66%

Executive(1)	Farrell	Douglas	Ghoshal	Pendarvis	Sandercock
Corporate adjusted net sales	50% weight/ 47.93% payout	50% weight/ 47.93% payout	20% weight/ 19.17% payout	50% weight/ 47.93% payout	50% weight/ 47.93% payout
Adjusted operating profit	50% weight/ 48.14% payout	50% weight/ 48.14% payout	20% weight/ 19.25% payout	50% weight/ 48.14% payout	50% weight/ 48.14% payout
SaaS adjusted net sales			30% weight/ 31.81% payout
SaaS adjusted operating profit			30% weight/ 42.39% payout
Total payout as % of target opportunity	96.07%	96.07%	112.62%	96.07%	96.07%
(1) Dr. Hollingshead separated prior to fiscal year-end and was not eligible for pay-out.
•We set challenging goals for our executives for fiscal year 2022. All fiscal year 2022 cash incentive plan target goals were substantially higher than fiscal year 2021 actual performance, despite the challenging operating environment and market conditions resulting from the impact of COVID-19 on sleep and respiratory care patient diagnoses and the supply chain challenges, particularly the increase in freight and other costs, combined with a substantial reduction in COVID-19 ventilation demand, compared to the prior year. Given the challenges of forecasting the impact of COVID-19 and the competitor's recall on our operations and revenues, we carefully reviewed our projections and set our internal budget during the first quarter of fiscal 2022. As in past years, our short-term incentive goals are aligned with our internal budget. The fiscal year 2022 adjusted operating profit targeted percentage increase over 2021 was lower than the revenue targeted percentage increase to reflect the cost pressures and changing product mix in fiscal 2022 compared to the prior year. The growth percentage required under both goals at target performance under the fiscal 2022 cash incentive plan was, however, greater than was required under our fiscal 2021 plan.
Our fiscal year 2022 adjusted net sales target required 15.4% growth over fiscal year 2021. Our actual fiscal year adjusted net sales growth under the short-term incentive cash plan (adjusted per committee approved plan calculations) was 13.9%, from $3.174 billion in fiscal year 2021 to $3.616 billion in fiscal year 2022.
Our fiscal year 2022 target for adjusted operating profit was particularly influenced by the supply chain challenges and additional costs, and set at a level that required us to grow our fiscal year 2021 adjusted operating profit by 11.1%. Our actual adjusted operating profit under the short-term incentive cash plan (adjusted by committee-approved plan calculations) increased by 9.8%, from $1.053 billion in fiscal year 2021, to $1.156 billion in fiscal year 2022. Our operating profit growth goals and performance were impacted by increased freight and other costs of good, geographic product mix compared to the prior year, and increased employee and travel costs as pandemic restrictions eased.

Our equity program is tied to stock price performance and provides a direct link with the long-term interests of our stockholders.
•Our equity program design is balanced, with 50% of grant value in long-term performance units, providing a direct link with the long-term interests of our stockholders. Fifty percent of our named executives’ annual equity award values are in the form of performance-based stock units (PSUs) that are earned over a four-year performance period beginning on our annual meeting date, with the number of shares to be earned depending on our NYSE TSR, over the applicable performance period. The performance period is accelerated to three years if specified accelerated goals are met. In each year since the adoption of our PSU structure in November 2015, the PSU performance period has been accelerated to three years.
In addition to the PSUs, the other 50% of the grant date value of our annual equity awards are granted in the form of either stock options or performance-based RSUs. Before the grant date, the officer can choose to receive the remaining 50% of grant value as 100% options, 100% performance-based RSUs, or 50% of each. The committee believes offering choice allows flexibility to match incentives with individual circumstances, thus creating stronger retention.
Both the options and RSU awards time vest subject to continued service over a three-year period, but the RSU awards are also subject to the performance condition that in the fiscal year in which the grant is made, we achieve 50% of our budgeted quarterly adjusted operating profit in our third and fourth quarters, either each individually or combined for the two quarters. We exceeded the minimum targeted adjusted profit for the second half of fiscal year 2022, and thus, all RSUs that were granted during the fiscal year were earned, although the grants continue to be subject to a three-year service-based vesting requirement from the grant date. We consider our RSU awards and stock option awards to be performance-based, because the ultimate value an executive will derive depends mostly on our stock performance, which in turn is driven by our financial performance.
Our equity program is illustrated below:

•PSUs earned based on absolute TSR, with meaningful TSR targets. In fiscal year 2022, the committee continued the PSU design begun in fiscal 2016: PSUs are earned for absolute TSR on the NYSE with a target earnout set at 10% compounded annual returns, which equates to 46% cumulative returns over four years, and 33% cumulative returns over three years. The performance period is measured from the date of grant, which is the date of our annual stockholder meeting during that year.
Our long-term PSUs are based on cumulative absolute TSR performance over a four-year performance period, with threshold, target, and maximum performance based on achieving four-year cumulative TSR of 22%, 46%, and 75%, respectively (based on annualized returns of 5% at threshold, 10% at target and 15% at maximum). Payouts may range from 50% to 225% of target shares granted, with no shares earned for below-threshold performance. Commencing with the grant of PSUs to be made for fiscal 2023, the compensation committee has reduced the maximum payout from 225% of target to 200% of target to be granted in November 2022.
In addition, our PSUs provide for an earlier payout opportunity, to recognize that a multi-year TSR incentive is effectively subject to point-to-point comparison, and to encourage and recognize goal achievement on an accelerated basis. If we achieve cumulative three-year absolute TSR performance of 16% (representing threshold performance for the three-year period based on threshold 5% annual returns) or greater at the end of the third year of the performance period, payout of the award accelerates to the end of the three-year period, with an earnout schedule for the three-year period that employs the same annualized TSR requirements of 5%, 10%, and 15% for threshold, target, and maximum performance as required under the four-year performance period, equating to 16%, 33%, and 52% cumulative returns, respectively, over the three-year period. If there is an award earned for three-year TSR performance, the performance period terminates and there is no opportunity to earn additional awards for four-year TSR performance.

TSR requirements	Annual base TSR	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Below 5%	Less than 22%	Less than 16%	0
Threshold	5%	22%	16%	50%
Target	10%	46%	33%	100%
Maximum	15%	75%	52%	225%
The design encourages accelerated achievement of targeted growth by including an additional feature whereby 25% of the target PSUs may be earned and banked if, during the first three years, at the end of any fiscal quarter, cumulative TSR since grant is equal to or greater than 33%, which is the required minimum performance for payout at target after three full years. Banked awards are paid at the end of the third year, count against actual awards earned based on performance at the end of the performance period, and once the banking condition is met, no additional banking may occur.
The committee believes this PSU design closely aligns with actual stockholder experience, mitigates for point-to-point stock price volatility, provides a strong retention mechanism, and rewards long-term value creation for our stockholders.
•Our exceptional TSR over the three-year period ending in fiscal year 2022 resulted in performance share earnouts at the maximum. Annual PSU grants that vested in fiscal year 2022 were made in November 2018, and were earned based on an accelerated three-year performance period ending November 13, 2021. Over this performance period, we delivered cumulative absolute TSR of approximately 163%, which was more than three times the maximum three-year goal of 52%, and represented compound annual returns of approximately 38%. This return triggered shares to be delivered at the maximum ceiling of 225% of the target number, resulting in a pay-for-performance outcome, while appropriately limited by the plan’s design of a maximum ceiling.
•Balancing Australian and US compensation practices regarding at-risk pay. The committee adopted this long-term equity design to balance the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity. In particular, granting 50% of the award in PSUs is intended to balance the current practices between our US-based compensation peers and our Australian peers.
According to FW Cook’s August 2021 report, which the committee reviewed before the fiscal year 2022 compensation decisions were made, our US peers, as a group, granted, on average, 36% of their long-term incentive value in the form of performance awards, 29% in time-vested restricted stock or RSUs, and 35% in time-vested stock options. Our 50% mix of performance awards exceeds this peer average. In contrast, our Australian peers granted, as a group, approximately 65% of their long-term incentive value in the form of performance-vested RSUs, 19% in performance-vested options, 3% in performance-vested cash, 9% in time-vested RSUs, and 7% in time-vested options. At the same time, our Australian peers typically provide considerably higher guaranteed base salaries, and lower long-term equity incentive opportunities than the US peers. For example, the same report showed that, compared to ASX peers, our chief executive officer’s base salary was the second to lowest, and his target total cash was at the 38th percentile. Similarly, median chief executive target compensation among our ASX peers was only approximately 76% at risk, compared to 90% for our chief executive. The US compensation model has an at-risk longer-term orientation and aligns executives more with returns that accrue to our stockholders.
Most of our executive officers reside and work in the US, our primary listing is on the NYSE, and many of our competitors are US-based, so we consider this design a balanced approach, appropriate for our labor and investor markets. Finally, our one-, three- and five-year total stockholder returns on the ASX have exceeded the ASX 100 index and the returns of our ASX peers, which reinforces the committee’s view that the pay and performance alignment in its current mix of equity awards is appropriate.
Our negative one-year TSR for fiscal 2022 would result in no pay out on our outstanding fiscal 2021 PSUs if the performance period for these PSUs ended June 30, 2022, further illustrating the focus on tying at-risk pay to performance and alignment with stockholder interests.
Market-competitive compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. One of the continued foundations of our ResMed 2025 strategy is to attract and retain high-performing, diverse, and entrepreneurial people, which we believe requires providing total direct compensation for executives that is at least near the median. The committee reviews benchmark data, but does not target a specific benchmark level.
At the beginning of fiscal year 2022, FW Cook’s report to the committee showed that fiscal year 2021 target total direct compensation (measured by base salary, short-term incentive at target payout, and long-term incentive at grant date value) for our chief executive officer was positioned at the 45th percentile for US peers and 91st percentile for the secondary Australian peers. These findings were generally aligned with our relative market cap size compared to the peers and our performance.
History of positive say-on-pay vote. At our annual meeting held in November 2021, our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement; 89% of the shares voted on this proposal voted in favor of our executive compensation.
The 89% support was a slight decrease below, but largely consistent with, the 91% approval in November 2020. The compensation committee believes this vote continues to signal support for our programs, which are set based on a US compensation philosophy.
We believe that our dual US and Australia stockholder base affects the rate of say-on-pay support in a manner that does not apply to many of our US competitors, where the stockholders are more US-based and expect a pay program driven by US labor market norms. The committee believes these approval rates primarily reflect the fact that ResMed’s compensation practices are more aligned with US compensation practices than those at ASX companies, combined with an expectation by some Australian stockholders that the US-based executive team should have compensation that reflects the local Australian labor market, rather than the US market where most of the executives are domiciled and where ResMed is headquartered and competes for talent.
As discussed above in the sub-section titled “Balancing Australian and US compensation practices,” the US-based pay philosophy results in executive compensation that is different than the Australian model, with lower base salary, higher short-term cash incentives, and higher target equity value in the US. US norms also have a lower percentage of equity value subject to performance conditions than exhibited by Australian companies. We balance these competing philosophies by adopting emerging US best practices to grant 50% of equity in performance stock units, which is greater than our US peers, who average 36%.
We believe our compensation arrangements are in the best long-term interests of our stockholders, because most of our executive officers are in the US, and we compete for talent mostly with companies that pay using US compensation structures. We also believe the company’s financial and operational successes in a challenging environment and three, and five-year TSR strength support the view that the current compensation structure is incentivizing the right behavior, aligns pay with performance, and results in long-term value creation for our stockholders.
Stockholder engagement. Our board of directors welcomes engagement with stockholders on our governance practices and policies, board composition, executive compensation framework, and other matters related to our strategy and performance. We believe stockholder feedback is important and we have continued informal dialogue with our stockholders throughout the year. We maintained a consistent executive compensation program from fiscal year 2021 to fiscal year 2022. Partially in response to stockholder feedback, the compensation committee determined to lower the maximum payout under our PSU program from 225% to 200%, commencing with the fiscal 2023 awards.
Continued implementation of emerging best practices. Our compensation committee, assisted by its independent compensation consultant, continuously monitors emerging best executive compensation practices, particularly at our peer companies. As part of this review, and also based on communications with our stockholders, during fiscal year 2022, we have continued to use compensation practices that we believe are consistent with best practices, and do not have practices generally viewed as problematic:
•Clawback policy. We have a compensation recovery policy, which provides that we may recover annual or long-term incentive compensation from our executive officers if ResMed is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under United States securities laws. The policy allows recoupment from an officer regardless of the officer’s role in the transactions or reporting that caused the noncompliance. The policy applies to any amounts of incentive compensation that would not have been awarded, vested, or paid to the officer had the financial results been properly reported.
•Stock ownership and hold guidelines. In fiscal 2022, we increased the required ownership levels under our stock ownership guidelines. The stock ownership guideline for our chief executive officer is now 600% of salary (increased from 500%). As of 2022 fiscal year-end and as of the record date, our chief executive officer exceeded this guideline. Ownership guidelines for the other named executives are at 300% of salary (increased from 150%). In calculating compliance with these guidelines, we do not count the value of stock options, or the value of RSUs or of PSUs with unsatisfied performance conditions. We give our executive officers five years from appointment to meet these guidelines. But during any time that they do not meet the guidelines, including during the initial five-year period, they must retain shares equal to one-half of the after-tax value of shares acquired on vesting or exercise of options and RSUs. As of the record date, each of our executive officers exceeded their respective guideline.
•Double-trigger equity acceleration. In the event of a change of control, the change of control agreements with our executive officers will only accelerate vesting of time-vested equity if their employment is terminated under specified circumstances within six months before or one year after a change of control. All time-vested equity grants to our executive officers that are currently outstanding include a similar double-trigger acceleration for a change of control. PSUs are earned based on actual performance through the change of control date.
•No excise tax gross-ups in change of control agreements. Our change of control agreements do not provide excise tax gross-ups. They include a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.
•Limited severance. All of our named executive officers are employed at-will and have no contractual right to cash severance on termination, except for qualifying terminations in the event of a change of control. The cash severance on change of control is limited to a double-trigger (requiring both a change of control and a termination) and the highest multiplier is for our chief executive officer, at 200% of salary and short-term incentive.
•Limited retirement plans. We do not provide supplemental pension plans for our named executive officers. Our executives in the US and Australia participate in our 401(k) plan and superannuation plans, respectively, on the same statutory basis as all other employees. We provide pro rata equity vesting for officers who retire at or after age 60, with at least 5 years’ service, on the same basis available to all employees.
•Pledging and hedging prohibited. We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock. See “Pledging and hedging company stock prohibited,” above.
•Equity awards do not include dividends. No dividends accrue or are paid on our outstanding equity awards.
Philosophy and objectives of our executive compensation program
We want to attract, motivate, and retain high-quality employees who reflect our values and will enable us to achieve our short- and long-term strategic goals. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate, and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded.
In designing and implementing our executive compensation program, the committee is guided by the following principles:
Pay-for-performance aligned with stockholder interests and largely at-risk compensation are the cornerstones of our compensation program. A significant portion of our executives’ compensation is at-risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs that our corporate officers earn based on achieving our corporate goals for adjusted net sales and adjusted operating profit, weighted equally. These two measures represent fundamental financial metrics: top-line sales, and bottom-line profit. Our executives in charge of a business unit have 60% of their incentive opportunity tied to achieving set goals for the same metrics at the business unit level and the remaining 40% tied to the corporate goals. All payouts are determined in accordance with these objective performance metrics. For fiscal year 2022, named executive officer payouts ranged from 96.07% to 112.62% of target cash incentive opportunity, with no discretion applied to the amount paid, reflecting our strong performance.
Equity is a key component of our at-risk compensation. We believe our equity-based incentive award program enhances long-term stockholder value creation and encourages long-term performance, because equity-based incentive awards align our executives’ financial rewards with those of our stockholders through appreciation of our stock price. We grant 50% of the value of our executive officers’ equity grants in the form of TSR-contingent PSUs, with the number of shares earned determined after a four-year performance period, with the ability to accelerate after three years, based on our absolute TSR (also, up to 25% of target PSUs may be earned during the first three years under certain conditions that require excellent TSR performance). We grant the other 50% of the value of our executive officers’ equity grants in the form of performance-based RSUs and/or stock options, which may be chosen individually by executives.
The vesting of RSUs to our executive officers is subject to a specific performance condition related to our adjusted operating profit, in addition to our three-year vesting requirement. This condition was intended for units to qualify as performance-based compensation under Section 162(m) of the US Internal Revenue Code and preserve the deductibility of the compensation paid, while providing a tie to our measurable performance. In December 2017, however, US federal tax laws eliminated the US tax advantage of this performance-based condition. While the potential tax advantage remained available under California law for a period after effectiveness of the federal tax law, California conformed to the federal tax law for taxable years beginning on or after January 1, 2019, subject to certain grandfathered arrangements. However, this condition also provides a tie to our performance and has been maintained as an element of our program, despite the change in tax treatment.
We believe that stock options are inherently performance-based, because they only deliver value if our stock price increases above the closing price on the date the option is granted. In addition, the value our executive officers ultimately receive from either stock options or RSUs depends on our stock performance over the three-

year vesting periods of the grants. The vesting periods and the long-term performance periods under our PSUs also encourage retention of top executive talent.
For fiscal year 2022, our CEO’s target direct compensation was based 89% on incentive compensation that was at risk, with only 9% in guaranteed salary (as shown in the Summary Compensation Table below), while the other named executive officers have an average of 80% of their target direct compensation in the form of incentive compensation that is at risk and 18% as salary. We maintain this at-risk philosophy, which is common in the US, despite market data showing that base salary is more emphasized in Asia, Australia and Europe, where some of our executives reside.

Provide market-competitive cash compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. The committee reviews benchmark data for the individual and for the group as a whole, but does not target a specific benchmark level.
During fiscal year 2022, the committee used a broad guideline of total target cash compensation to our CEO at the 60th - 70th percentile of our US peer group; and that total target cash compensation should reflect a relatively lower emphasis on salary and a higher percentage of pay at risk in the form of an annual cash incentive. The committee’s target cash compensation guidelines are broad, to better recognize individual situations, and to reflect the fact that our market capitalization and operating income for fiscal 2022 are similar percentiles within our US peer group.
Make informed decisions. The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program, pay levels, and relative operating performance. See the section titled “Peer group comparisons” below.
Fiscal year 2022 compensation process and peer group companies
Compensation committee role. The compensation committee establishes our general compensation policies, and reviews and approves salaries, short-term incentives, equity-based compensation, and all other elements of the compensation offered to our executive officers (including our named executive officers), and all other executives that report to the office of the chief executive officer. The board has determined that all members of the compensation committee are independent directors under NYSE standards.
On an annual basis, the committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the value of the individual to ResMed, and other factors it deems relevant. The committee also considers regional variation. The committee attempts to balance the goal of paying consistently with the local market, with the goal of maintaining internal consistency using a US pay philosophy for executives in different regions, which creates alignment throughout the executive team.

The committee also reviews our peer group, our executive benefits and perquisites, our equity pay practices, our director compensation, and the risks related to our compensation programs, on an annual basis. The committee regularly considers supplemental compensation policies and practices such as change of control, severance, and retirement.
Timing of decisions. In fiscal year 2022, we continued to review our executive officers’ cash compensation in August. Any changes to cash compensation are generally made effective on December 1, to align with our annual equity grant, which generally occurs on the date of our stockholder meeting in November. This timing is consistent with our practice for all employees. This timing allows us to consider the previous year’s performance, and the new fiscal year’s performance goals, in compensation decisions.
The committee generally makes decisions on the principal components of executive officer compensation – base salary, short-term incentive potential, equity awards, and perquisites – during the first quarter of the fiscal year. The design of the short-term incentive program, and specific short-term incentive performance targets for executive officers are generally aligned with our internal budget process, and determined before or during the first quarter of the fiscal year. Short-term incentive goal setting for fiscal year 2022 was determined at the first board meeting after the beginning of the fiscal year. Determining actual performance versus targets and calculating short-term incentive payouts generally occur after the end of our fiscal year. Short-term incentive payments to our executive officers are made after the fiscal year-end audit is complete. The impact on compensation of a change of role is generally decided contemporaneous with the role change.
Independent compensation consultants. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the analysis and advice of its independent compensation consultants regarding each element of compensation. The committee has independent authority to retain advisors. The committee has retained FW Cook, Inc., an independent compensation consultant, to advise the committee with respect to compensation matters for executive officers. FW Cook performs no work for us other than its work providing executive compensation consulting services to the committee.
During fiscal year 2022, the committee reviewed market practices and benchmark data from FW Cook, ResMed’s and our executives’ relative performance, and the recommendations of its consultants. FW Cook also advised the committee regarding the Australian company benchmarks for the positions of our chief executive officer, as well as executives who reside there. FW Cook further advised the committee regarding long-term incentive design practices and alternatives as well as peer group equity practices. In addition to FW Cook, management retained Infinite Equity, Inc. to advise on valuing performance results of our PSUs. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.
Management’s role. Our management team, particularly our chief people officer and her team, provide input and recommendations to the committee regarding executive compensation. Management provides historical and prospective financial analysis of compensation components and financial performance data. Management also makes recommendations for the committee’s review and decision. While management members typically attend committee meetings, the committee chair excuses individual management members as appropriate for independent review and decision-making.
Peer group comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by FW Cook, which review each position against comparable positions within a peer group. The US peer companies are generally within one-quarter and four times the size of our revenue and market capitalization, with ResMed in the middle to avoid bias from too many large or small peer companies. We select peer companies that are medical device or medical technology companies with a market capitalization, profitability, revenue, and employee population roughly comparable to ours.
The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. In February 2021, before making fiscal year 2022 compensation decisions, the committee reviewed the US peer group used for fiscal year 2021 and in order to provide more balance and to align the market capitalization of the US peer group with ResMed, removed one company: Haemonetics Corp.; and added one company: Baxter International (BAX). As a result, the following 19 companies comprised the US peer group that informed our fiscal 2022 compensation decisions:

Agilent Technologies, Inc.	IDEXX Laboratories, Inc.
Align Technology, Inc.	Illumina, Inc.
Baxter International, Inc.	Intuitive Surgical, Inc.
Bio-Rad Laboratories, Inc.	Mettler-Toledo International Inc.
Charles River Laboratories International, Inc.	PerkinElmer Inc.
The Cooper Companies Inc.	STERIS plc
Dentsply Sirona Inc.	Teleflex Incorporated
Dexcom, Inc.	Varian Medical Systems Inc.
Edwards Lifesciences Corp.	Waters Corporation
Hologic Inc.
In August 2021, when the compensation committee made its executive compensation decisions for fiscal year 2022, it reviewed the size characteristics for our peer group showing that as of June 30, 2021, compared to our US peer group, ResMed was approximately above the median in market capitalization size and operating income, and was near the 44th percentile for four-quarters trailing revenue. The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance.
The committee also considers compensation survey data analyzed by FW Cook regarding similarly-sized ASX-traded publicly listed companies for our Australia-based chief financial officer, and for other executives based in Australia, as well as for our chief executive officer. Our chief executive officer is based in the US, so the Australian data is viewed as supplemental and secondary to the US data, and reviewed to understand the differences between the potential expectations of our NYSE and ASX stockholders. The committee generally gives less weight to the Australian peer group, because the ASX peer group is less comparable to ResMed, and because ResMed compensates senior executives and directors on a US-style pay model, which is structurally and quantitatively different from the typical practices of companies in the ASX peer group.
In February 2021, the committee reviewed the existing Australian peer group, considered other Australian companies for inclusion, and decided to remove the following companies, each with market capitalization less than one-quarter of ResMed’s: Computershare and Treasury Wine Estates. Two new companies closer to ResMed’s size were added: Reece Limited and Seek Limited. The resulting 14 Australian peer group companies reviewed for fiscal 2022 compensation decisions were:

Amcor	Ramsay Healthcare
Aristrocrat Leisure	REA Group
Brambles	Reece Limited
Cochlear Limited	Sonic Healthcare
CSL Limited	Seek Limited
Fisher & Paykel Healthcare Limited	Sydney Airport
James Hardie Industries PLC	Transurban
As of the February 2021 committee meeting, ResMed was above the 75th percentile in market capitalization compared to our Australian peer group, and approximately at the median in trailing twelve-months’ revenue.
The committee maintains a reference group of SaaS companies to be used as a secondary source of information, but did not reconsider the group composition for fiscal year 2022. The seven SaaS companies are not a formal peer group, but are reviewed to recognize the increasing relevance of our SaaS business, and to understand how our compensation decisions are competitive for our evolving SaaS business. They were:

Akami Technologies, Inc.	NetApp, Inc.
Arista Networks	ServiceNow, Inc.
Atlassian Corporation Plc	Veeva Systems, Inc.
DocuSign, Inc.
In February 2022, the committee reviewed the peer groups to be used for fiscal year 2023 compensation, considered companies for inclusion, and made the following changes.
•US peers
◦Removed: Varian Medical Systems Inc., due to its acquisition
◦Added: Boston Scientific, due to its medical device focus, and Abiomed, due to its technology focus
•Australian peers
◦Added: Xero, due to its SaaS focus, and Telstra, due to its digital health software focus
The SaaS reference group was not reconsidered.
Elements of compensation
Base salary. Base salaries provide our executives with a degree of financial certainty and stability. To attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity in the US. Using the peer group data, the committee assesses market base salaries at the median, 60th and 75th percentiles. Our executive compensation philosophy is to be guided by salaries for high performing and experienced officers among our US peer group. Adjustments are made based on the committee’s assessment of position, performance, experience, location, and role.
We typically review annual salary adjustments for our named executive officers each August with an effective adjustment date in December of each year. For fiscal 2022, after consideration of market data and no base salary increase in fiscal 2021, the committee determined to increase base salaries by an average of approximately 3%, except for (i) our president of our SaaS division, who was promoted to this position in August 2021, with his 14% pay increase with an effective date of September 1, 2021 and reflecting his additional responsibilities, and (ii) our chief executive officer, who received a 5% increase as part of his fiscal 2022 pay package, which was influenced by his strong performance, values and company performance, and to better align his compensation relative to the US peer group.

The table below shows the base salaries for our named executive officers. For Mr. Sandercock, who is based in Australia, the amounts shown in the table below represent the US dollar equivalent of his non-US dollar-denominated salaries, which is impacted by currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named executive officer	Fiscal year 2022 base salary		Fiscal year 2021 base salary		Constant currency percentage increase from 2021 to 2022
Michael Farrell Chief executive officer	$1,102,500		$1,050,000		5.0%
Rob Douglas President and chief operating officer	$893,525		$867,500		3.0%
Bobby Ghoshal President - SaaS business	$600,000		$525,000		14.3%
Jim Hollingshead Former president - sleep and respiratory care business	$728,000	(a)	$707,000	(a)	3.0%
David Pendarvis Chief administrative officer, global general counsel and secretary	$586,000		$569,000		3.0%
Brett Sandercock	$499,065	(b)	$486,938	(b)	2.5%
Chief financial officer	AUD679,000		AUD662,500
(a)Dr. Hollingshead resigned effective May 5, 2022.
(b)These amounts reflect the exchange rate we used in setting our budget for the respective fiscal year. The exchange rate used for fiscal 2022 was approximately AUD:USD 1 to 0.735, and the exchange rate for fiscal 2021 was approximately AUD:USD 1 to 0.7156. The committee approved base salary in local currency.
Annual performance-based short-term incentives. The purpose of our annual short-term cash incentive program is to motivate our executives to meet or exceed our company-wide and business unit short-term operating performance objectives. The program is intended to motivate our management team to execute on our business goals, to realize our budgeted performance, to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation. Amounts earned are based on a targeted percentage of actual salary paid for the year, rather than the base salary in effect at the end of the year.
In setting short-term incentive target opportunities for fiscal year 2022, the committee reviewed data for the 50th, 60th, and 75th percentiles of the peer group. For fiscal year 2022, the committee made no change to the target short-term incentive opportunity for our named executive officers, which range from 80% to 130%.
The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. For fiscal year 2022, the key features of the short-term incentive program continued from fiscal year 2021. As a result of these decisions, the committee approved a short-term incentive program for fiscal year 2022 shown in the tables below.

CORPORATE GOALS
Metric weight	Performance measure
50%	Adjusted net sales
50%	Adjusted operating profit

Officers with specific business responsibilities
Metric weight	Performance measure
20%	Corporate adjusted net sales
20%	Corporate adjusted operating profit
30%	Specific business adjusted net sales
30%	Specific business adjusted operating profit
The committee believed these weightings balance overall enterprise financial performance and specific areas of individual responsibility, while aligning incentives to promote cooperation between businesses. The performance measures and their weighting by named executive officer for fiscal year 2022 were:

Named executive officer	Adjusted net sales	Adjusted operating profit	Specific business adjusted net sales	Specific business adjusted operating profit
Michael Farrell	50%	50%	0	0
Rob Douglas	50%	50%	0	0
Bobby Ghoshal	20%	20%	30% (SaaS)	30% (SaaS)
Jim Hollingshead	20%	20%	30% (Sleep & respiratory care)	30% (Sleep & respiratory care)
David Pendarvis	50%	50%	0%	0%
Brett Sandercock	50%	50%	0	0
Dr. Hollingshead resigned prior to 2022 fiscal year-end and thus did not earn a cash incentive payout. The payout structure for our short-term incentive program has remained the same for several years although the goals are updated each year to align with the annual business plan. Amounts earned are based on achieving pre-established goals for each performance metric, applied to each metric individually, as described in the following table. Payouts are expressed as a percentage of short-term incentive opportunity for that performance metric. Performance between the achievement levels is paid based on linear interpolation. The committee has established a cap on the maximum short-term incentive total payout at 200% of each officer’s target short-term incentive opportunity, with no payout on a performance measure if performance is less than 85% of target goal for that measure.

No payout	50% payout	100% payout	150% payout	200% payout
<85% of goal	85% of goal	100% of goal	115% of goal	≥130% of goal
The committee approves the actual short-term incentive amounts for executive officers under these criteria after the end of the fiscal year, and after reviewing our financial data and performance.
To promote the retentive value of our incentive programs, the committee has adopted a policy that if an executive officer separates employment before the date of payment, we will not be obligated to pay any cash or other short-term incentive awards. This policy does not impact options, RSUs, or other long-term incentives that have vested at the time of separation.

The fiscal year 2022 targets and actual performance for each of the metrics are listed below:

Short-term incentive component	Threshold performance- 50% payout ($ in thousands)	Targeted performance- 100% payout ($ in thousands)	Maximum performance- 200% payout ($ in thousands)	Actual performance ($ in thousands)	Percentage of targeted performance achieved	Short-term incentive percentage earned based on percentage achieved
Adjusted net sales	$3,112,380	$3,661,623	$4,760,110	$3,616,177	98.76%	95.86%
Adjusted operating profit	$994,127	$1,169,561	$1,520,430	$1,156,466	98.88%	96.28%
Total achieved after weighting						96.07%
(50% each)				Farrell, Douglas, Pendarvis and Sandercock
SaaS business adjusted net sales	$334,649	$393,705	$511,816	$400,829	101.81%	106.03%
SaaS business adjusted operating profit	$70,844	$83,346	$108,350	$93,671	112.39%	141.29%
Total achieved after weighting						112.62%
(20%-20%-30-30%)					Ghoshal
We set challenging goals for fiscal year 2022 . Each of our goals for 2022 required growth over the prior year performance, but also reflected expectations for continuing negative impact from the pandemic and supply chain constraints and related cost increases. The headwinds to our sleep business from reduced sleep patient diagnosis were expected to continue in fiscal year 2022, while the tailwinds that were present in fiscal year 2021 from COVID-19-related ventilator sales did not continue materially into fiscal year 2022. Nonetheless, the growth goals established for fiscal 2022 were greater than the prior year’s targeted growth goals and the target amounts were greater than fiscal 2021 actual performance. The fiscal year 2022 operating profit targeted percentage increase over 2021 was lower than the fiscal 2022 sales targeted percentage increase over 2021 to reflect the cost pressures and changing product mix compared to the prior year. The growth increase required under both goals at target performance under the fiscal 2022 cash incentive plan was, however, greater than was required under our fiscal 2021 plan.
Our fiscal year 2022 adjusted net sales target required 15.4% growth over fiscal year 2021. Our actual fiscal year 2022 net sales growth (adjusted for committee-approved plan calculations) was 13.9%, from $3.174 billion in fiscal year 2021 to $3.616 billion in fiscal year 2022.
Our fiscal year 2022 target for adjusted operating profit was set at a level that required us to increase our fiscal year 2021 adjusted operating profit by 11.1%. Our actual adjusted operating profit (adjusted for committee-approved plan calculations) increased by 9.8%, from $1.053 billion in fiscal year 2021 to $1.156 billion in fiscal year 2022.

The short-term incentive targets are set when our internal forecasts for the full fiscal year are finalized, which for fiscal year 2022 occurred in August 2021. Our internal forecasts for the GAAP measures of net sales and operating profit set the basis for our short-term incentive targets. In calculating short-term incentive metrics achievement, the committee made adjustments, consistent with plan parameters, as shown in the table below, from our GAAP financial statement revenue and operating profit calculations and from our internal reporting, to eliminate the impact of certain non-operating revenue and expenses:

STI metric and adjustment(s)	Amount (000's)
Net sales (GAAP)	$3,578,127
use budgeted exchange rates	$41,737
exclude sales from unbudgeted acquisitions	-$3,687
Adjusted net sales	$3,616,177

Operating profit (GAAP)	$1,000,285
exclude stock-based compensation	$65,258
exclude amortization of acquired intangibles	$70,728
exclude profits and losses from unbudgeted acquisitions	$993
exclude acquisition related expenses	$1,864
use budgeted exchange rates	$17,338
Adjusted operating profit	$1,156,466

Net sales - SaaS business (non-GAAP from internal reporting)	$400,829
exclude sales from unbudgeted acquisitions
Adjusted net sales - SaaS business	$400,829

Operating profit - SaaS business (non-GAAP from internal reporting)	$93,677
exclude profits and losses from unbudgeted acquisitions
use budgeted exchange rates	-$6
Adjusted operating profit - SaaS business	$93,671
The following table shows the 2022 cash incentives at target and as earned. All actual short-term incentive payments were funded in accordance with pre-established formulas; there was no discretionary or individual adjustment by the compensation committee. Dr. Hollingshead resigned before fiscal year-end and thus did not earn a cash incentive plan payout.

Named executive officer	Annual short-term incentive target percentage	Annual short-term incentive target		Annual short-term incentive earned		Actual short-term incentive as a percentage of target
Michael Farrell	130%	$1,404,790		$1,349,578		96.07%
Rob Douglas	100%	$882,658		$847,982		96.07%
Bobby Ghoshal	80%	$454,980		$512,398		112.62%
David Pendarvis	80%	$463,128		$444,926		96.07%
Brett Sandercock	80%	$377,780	(a)	$362,932	(a)	96.07%
(a)These amounts are in USD and are converted from the amounts that were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2022 average annual exchange rate of approximately AUD:USD 1 to .7026.
The committee has approved a short-term incentive program for the named executive officers for fiscal year 2023 that continues the 2022 program design with no structural changes.

Long-term incentive equity award program. The largest component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases, and to promote long-term value creation. Our equity mix is 50% in long-term performance-based PSUs, and the remaining 50% in performance-based RSUs and/or stock options. This mix increases the capability of the committee to effectively manage our use of shares under our stock plan, balances the performance leverage and performance risk provided by various equity vehicles, more closely conforms with practices at our peer companies, and promotes long-term stock appreciation and value creation.
During fiscal year 2022, we continued to grant PSUs for 50% of the annual equity value for executive officers, and to provide named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two. The combined availability of options and RSUs gives our executives the opportunity to balance the incentive award in a manner that suits their particular risk profile and their own preferences in financial or tax planning in US and non-US jurisdictions.
We do not pay dividends or dividend equivalents on any of our equity awards.
Fiscal year 2022 equity grant values. Each year, the committee establishes grant values, but the relative ratios of PSUs, RSUs, or stock options are determined by the relative values computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718.
In determining the value of awards granted to specific named executive officers, the committee reviewed our performance, the number of outstanding awards available, the present value of the proposed grant, existing unvested equity ownership, the awards granted in prior years, and the grant practices of our peer group companies. For fiscal year 2022, the committee reviewed peer company data to determine competitive equity award values, at the median, 60th, and 75th percentiles, for each officers’ position. The committee also considered internal equity relationships, to promote a team-based approach for our senior management team. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups at our peers. The committee also considered the uncertainty of the COVID-19 operating environment, our officer’s individual performance during fiscal year 2021, as well as their experience in their role, and expected future contributions. Taking all those factors into account, and the fact that only our then-president of sleep and respiratory care received an increased equity grant value in fiscal 2021, the committee approved increased 2022 equity grant values as follows: (i) our chief executive officer received a 16.9% increase, which was informed by his strong performance, values and company performance in 2022, and to approve the market competitiveness of his equity compensation given that it was at the 45th percentile of the US peer group; (ii) our president of our SaaS division, who was promoted to this position in August 2021, received a 45.8% increase to reflect his increased responsibilities; (iii) our then-president of respiratory and sleep care received a 4.5% increase; and (iv) our chief administrative officer, global general counsel and secretary received a 2.9% increase.
The following table sets forth annual equity grant values provided to our named executive officers in fiscal year 2022, as well as the elections made by our named executive officers regarding the form of award to receive. When it approved the 2022 equity grants in August 2021, the committee approved specific dollar values, and a valuation firm used those values and estimated inputs to calculate the specific number of stock options, RSUs, or PSUs to be granted based on its estimate of the value of the awards on the November 2021 grant date. The intended values approved by the committee and the actual grant date values were the same. The table below sets forth the grant values, based on the NYSE closing stock price on the applicable date of the grants, a Black-

Scholes formula for the options, the probable outcome of the performance conditions for the RSUs, and a Monte-Carlo simulation for the PSUs, each consistent with the accounting standards of FASB 718.

Named executive officer	Grant value		Percentage of grant value in performance- based stock units	Percentage of grant value in stock options	Percentage of grant value in restricted stock units
Michael Farrell	$9,000,000		50%	0%	50%
Rob Douglas	$4,500,000		50%	25%	25%
Bobby Ghoshal	$1,750,000		50%	0%	50%
Jim Hollingshead	$2,500,000	(a)	50%	0%	50%
David Pendarvis	$1,750,000		50%	25%	25%
Brett Sandercock	$2,000,000		50%	0%	50%
(a)Dr. Hollingshead resigned May 5, 2022 and these grants were forfeited upon his resignation.
Terms of performance stock units
Program design. Equity grants to named executive officers during fiscal year 2022 were made under our ResMed Inc. 2009 Incentive Award Plan, as amended and restated ("2009 Amended and Restated Plan"). Long-term PSUs are granted in November on our annual meeting date as compensation for that same fiscal year. Thus, the PSUs for fiscal year 2022 were granted in November 2021 on structurally the same terms as the PSUs granted in the prior fiscal year.
PSUs are earned and cliff vest after the fourth anniversary of the grant based on our absolute TSR performance during that four-year period with an opportunity to accelerate payouts after year three if TSR performance is at or above threshold TSR for the three-year performance period, as shown in the table below. If there is acceleration for TSR performance to three years, then the PSU performance period is complete and there is no opportunity to earn shares after the end of the accelerated three-year period. Since the adoption of this PSU structure in 2015, all PSUs have paid out at the end of the three-year performance period. The share price at the grant date (our stockholder meeting date) is used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of the performance period.
Earned shares range from 0% to 225% of target PSUs granted, based on the schedule below:

TSR requirements	Annual base TSR	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Below 5%	Less than 22%	Less than 16%	0
Threshold	5%	22%	16%	50%
Target	10%	46%	33%	100%
Maximum	15%	75%	52%	225%
Shares earned between these achievement levels are based on linear interpolation. The program has several features to minimize the impact of daily volatility and point-to-point variation, and to encourage accelerated achievement of TSR goals. A 30 trading-day average price is used to measure performance at the end of the period. In addition, if cumulative TSR is 16% or greater after three years, representing 5% annual growth required for threshold performance, then threshold is earned, with interpolation for three-year cumulative TSR between 16%, 33%, and 52%, as shown in the chart above. Finally, if, during the first three years, cumulative TSR after grant is greater than 33% at the end of any fiscal quarter, representing target performance after three years, then 25% of the target award would be deemed earned, banked, and paid out at the end of year three, even if performance at the end of year three is below the three-year threshold. The banking can only occur once, and any final payout would be net of the banked amount. The rationale for banking this relatively small payout that remains unvested until year three is to retain award holders for at least three years while rewarding targeted stockholder value creation, when stockholders have had the opportunity to realize a minimum level of 33% TSR in a short time.
Our exceptional TSR over the three-year performance period ending in fiscal year 2022 resulted in maximum payouts. PSU grants that were earned and vested in fiscal year 2022 were made as an annual grant in November 2018 to all named executive officers. The grants paid out based on our maximum TSR performance over the three-year performance periods ending November 13, 2021.
Over the three-year performance period ended in November 2021, we delivered absolute TSR of approximately 162.86%, which was approximately 3 times the maximum three-year goal of 52% and represented compound annual growth of approximately 38.04%. As a result, the performance period ended after three years, and shares were delivered at the maximum ceiling of 225% of the target number granted.
These results are a pay-for-performance outcome, while still appropriately limited by the plan’s design of a maximum ceiling. The payout amount was certified by the committee, after reviewing third-party calculations of the TSR for ResMed. The payout was formulaic and based on the plan’s design, aligning pay delivery with performance, with no discretionary adjustments by the committee.
Because of these results, and the increase in share value during the performance period, our executive officers earned shares from the November 2018 PSU grants, as shown in the table below.

Named executive officer	Target number of shares at grant	Number of shares earned
Michael Farrell	35,631	80,170
Rob Douglas	22,905	51,537
Bobby Ghoshal	4,581	10,307
Jim Hollingshead	10,180	22,905
David Pendarvis	8,653	19,470
Brett Sandercock	10,180	22,905
The PSU grants made in November 2019 and 2020 are still outstanding and each have 25% banked amounts that have been earned (but not paid). PSU grants made in November 2021 also remain outstanding, with no amounts banked as of June 30, 2022. Based on the interim performance of our stock price through June 30, 2022, the November 2021 PSUs and the unbanked November 2020 PSUs have performance below threshold and thus would not pay out if the performance period ended June 30, 2022, illustrating the tie between pay and performance and the at-risk nature of our executive's compensation.
Reduction of maximum payout for fiscal year 2023 PSU Program. Partially in response to stockholder feedback, after consultation with FW Cook, the committee determined to decrease the maximum payout under the PSU program from 225% to 200% of target PSUs granted, commencing with the fiscal 2023 grants to be in November 2022.
Terms of stock options and restricted stock units
Stock options. During fiscal year 2022, stock options were granted to some of our named executive officers, because they have a choice of options or performance-based RSUs for the 50% of their award that is not contingent on TSR performance. The 2009 Amended and Restated Plan requires that the exercise price of options equal the fair market value on the grant date, as measured by the closing price of our common stock on the NYSE on that date. Stock options granted to named executive officers and certain other senior executives during the November annual grant process become exercisable one-third per year on November 11 of each year after the grant date, subject to the executive’s continued service with us, and have a seven-year term. On a qualifying retirement, options become exercisable pro rata based on the service period. Executives may exercise vested options until the earlier of: (1) expiration of the grant (generally seven years after the date of grant), or (2) one year after separation for any reason (except six months after death in the case of non-US participants, and three years after a qualifying retirement). We do not pay dividends or dividend equivalents on our stock options or any of our equity awards.

The committee considers stock options performance-based compensation. The ultimate economic value received by an option recipient depends on our future stock price performance, and could be zero, if the stock price does not increase above the strike price. These features of stock options align our executives’ interests with stockholders’ interests.
Restricted stock units. During fiscal year 2022, performance-based RSUs were granted to some of our named executive officers, because they have a choice of options and/or performance-based RSUs for the 50% of their award that is not contingent on TSR performance. The performance conditions require that RSUs are only earned when we meet threshold levels of profitability described in the table below, based on our actual adjusted performance compared to targeted levels of earnings for each of the three performance periods: (1) third fiscal quarter; (2) fourth fiscal quarter; and (3) the third and fourth fiscal quarters combined. One half of the RSUs granted may be earned based on the earnings for each of the third and fourth fiscal quarters. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period are earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned.
Once earned, the RSUs vest in one-third annual increments from the date of the grant, based on continued service with us, such that all earned awards will be vested three years after grant, which facilitates retention. On a qualifying retirement, RSUs vest pro rata based on the service period. We do not pay dividends or dividend equivalents on any of our equity awards including RSUs.
In August 2022, the committee determined that the performance condition for the November 2021 RSU grants to executive officers had been met, and 100% of the RSUs granted were earned, as shown in the table below. The earned RSUs remain subject to one-third annual vesting increments from the date of grant, based on continued service.

Performance component	Threshold	Approximate actual performance	Percentage earned of RSU award for the metric
Fiscal year 2022 third quarter adjusted earnings	$153,017,168	$273,190,867	50%
Fiscal year 2022 fourth quarter adjusted earnings	$160,813,512	$296,985,973	50%
2022 third and fourth quarter adjusted earnings	$313,830,680	$570,176,840	100%
Equity compensation award policies
The committee’s policy is to generally make its annual equity award grants to named executive officers and non-executive management effective on or about the annual stockholders meeting date. However, it reserves the right to make exceptions and change the policy. In setting this policy the committee considered many factors, including the alignment of this date with the date equity grants are made to directors and our typical December 1 salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and simplicity and to make awards only after performance in the previous year is known and current year budgets and goals are set. Also, the exercise price for options included in the equity grants equals the closing price of our common stock on the actual grant date, and the price on that date is an important input into the valuation of RSUs and PSUs. Given our traditional earnings release date in late October or early November, the stockholders meeting is likely to occur in an open window period, so that the stock price on the grant date is more likely to reflect more recent performance data. Finally, the stockholders meeting date is set and announced several months in advance, providing transparency to the process. The committee has set the annual stockholders meeting date as the target for our annual equity grants, although the actual grant date (that is, the date when the committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors.
The committee’s policy on granting incentive awards for promotions, new hire, and other special situations is that the grants must be properly approved before, or on the grant date, and the grant date is to occur on the first business day of the month after the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day.
Equity ownership and hold guidelines
We have equity share ownership guidelines for our executive officers to improve long-term alignment of stockholder and management interests. The committee reviewed and updated the guidelines in November 2021 resulting in increased ownership requirements. The updated guidelines require our chief executive officer to achieve stock ownership levels in ResMed common stock, including unvested RSUs, of at least six times his annual base salary (previously five times). All other named executive officers are required to own at least three times their respective annual salaries (previously 1.5 times). All guidelines must be met within five years after appointment or promotion. In calculating stock ownership. we exclude the value of restricted stock units or performance stock units subject to unmet performance criteria, and exclude stock options. Any time these guidelines are not met (whether during the initial five-year period or after they have previously been met), then on vesting of RSUs or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met.
As of the record date, each of our named executive officers met their ownership guideline.
Change of control, termination, and retirement arrangements
Our named executive officers have limited contractual rights to receive severance payments if employment is terminated, as described below.
Change of control agreements. We have change of control agreements with each of our named executive officers and certain other members of our senior management team.
The change of control agreements we have with our executive officers provide for double-trigger accelerated vesting for stock options and restricted stock units on a change of control, while performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. These agreements also provide for double-trigger severance payments with a multiplier (based on position, which for our chief executive officer is two times, and for other named executive officers is one and one-half times) of salary, short-term incentive, and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control.
In February 2022, after review and consultation with advisors, the committee approved amended change of control agreements with our executive officers, with changes designed to implement certain important workplace protective rights and benefits.
The key revisions were:
•clarifying that harassment, discrimination, or sexual misconduct qualifies as “cause” for termination, and would preclude severance benefits under the agreement;
•confirmed that non-disparagement agreements required as a condition of benefits would allow employees to comment publicly about sexual harassment or other unlawful acts in the workplace; and
•added that a post-acquisition change in our remote work policies that would substantially restrict the ability to work remotely would provide “good reason” for the executive to resign and be entitled to severance benefits under the agreement;
Our agreements do not contain excise tax gross-up benefits, reflecting the committee’s view of best practice, and in response to views expressed by our stockholders. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction. The agreements do provide a limited additional lump sum gross-up payment amount to offset any tax obligations attributable to the medical and dental health benefits. A description of the material terms of our change of control agreements can be found in “Potential payments on termination or change of control.”
The committee believes that these agreements are needed to attract and retain senior level candidates considering the relatively specialized nature of our offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve us.
Equity Award Agreement Terms
Terminations in connection with a change of control. All currently unvested RSUs and stock options will only accelerate vesting on a double-trigger basis, that is, if the executive officer’s employment is terminated under specified circumstances within six months before or one year after a change of control.
Terminations not in connection with a change of control. All our grant agreements provide for accelerated vesting of RSUs or stock options on an officer’s death, or permanent disability.
Our grant agreements for named executive officers provide that if they terminate service with us for any other reason, they forfeit stock options or RSUs that were unvested at the time of termination. However, a terminated officer has until one year after the termination to exercise vested options granted in 2016 or earlier, three years for options granted in 2017 or later, or three years following a qualifying retirement. These post-termination exercise provisions are intended to facilitate financial planning after employment terminates, ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material non-public information, and provide for orderly retirement planning.
Performance-based stock units. Our form of PSU agreement for executive officers provides that if we terminate the officer for “cause” or the officer terminates employment without “good reason” (as those terms are defined in our change of control agreements and summarized below in “Change of Control, Termination, and Retirement Arrangements”, the PSUs are cancelled. If we terminate the officer other than for cause, or the officer terminates for good reason or for retirement, then the PSUs become earned and vested, on a prorated basis based on the truncated service period, and based on the TSR performance measured over that truncated performance period. If a change of control occurs, the PSUs are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. In the event of death or permanent disability, 100% of the target units vest and are immediately distributed.
Treatment of long-term incentives on retirement. All currently outstanding equity grants provide that if an executive retires on or after age 60, with at least five years of continuous service with ResMed, then on retirement, the unvested portion of all equity grants will vest pro rata, reflecting the portion of service periods completed. On a qualifying retirement the exercise period for vested stock options will be extended to the earlier of: (1) 36 months, or (2) the original term. The committee believes these retirement provisions are fair and equitable, avoid undesirably different results for the amount earned by retiring and ongoing award holders, and are consistent with market practices. This treatment of equity on a qualifying retirement applies on the same basis to all similarly-situated employees.
Insurance benefits. We provide our named executive officers with supplemental life and disability insurance benefits not generally available to employees outside of the U.S., although the disability insurance is generally available on the same terms to all U.S. employees. The third-party insurance companies that underwrite these policies would be obligated to make payments to an executive if the executive terminated employment with us as a result of death or disability.

Perquisites and other benefits
During fiscal year 2022, after review by the committee, we continued the limited benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.
•We provided comprehensive medical examinations to promote personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity, and longevity, and is consistent with ResMed’s mission as a health and wellness solutions innovator.
•We also provided paid time-off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions), and disability and life insurance plans. Named executive officers are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.
•We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes, but is available for personal use by our chief executive officer, our president and chief operating officer and our non-officer board chair. Personal use by other named executive officers is on an exception basis, and requires our chief executive officer’s approval. The aggregate incremental cost to us for any personal use is reviewed at least annually by the compensation committee, and during fiscal year 2022, the committee used a guideline of $200,000 for the maximum value of an individual’s annual personal use.
Aircraft use by an employee, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the employee, based on the IRS standard industry fare level. We do not reimburse for taxes on the imputed income.
We believe that these policies are appropriate to provide increased productivity and security, as well as a comprehensive and competitive compensation package for our chief executive officer and our president and chief operating officer.
•We typically provide benefits in connection with sales incentive award travel programs, including travel, hotel, meals, entertainment, and other expenses of the executive officer and the officer’s spouse or guest. Our policy reflects the committee’s belief that our named executive officers’ attendance at these programs is a part of their general business duties and not a perquisite. The programs are primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in these programs enhances the overall sales incentive programs and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the programs, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to the program. The sales incentive award travel program scheduled for fiscal year 2021 was postponed due to the pandemic. As a result, fiscal year 2022 included both the postponed travel program based on fiscal year 2020 sales, and the originally scheduled program based on fiscal year 2021 sales results.
•We have provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes, consistent with our mobility policy. These benefits were specifically approved by the compensation committee and during fiscal year 2022 included reimbursement for tax consulting services. These benefits did not include any extraordinary items such as home purchases, reimbursement for losses on the sale of real estate, or tax gross-ups. Continuing relocation benefits are periodically reviewed and approved by the compensation committee.
Deferred compensation plan
We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, short-term incentive, commissions, and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on investment options chosen by the participant. These investment options are used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses.
The plan allows us to make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion. During fiscal year 2022, we did not make any discretionary contributions.
The committee believes that the deferred compensation plan represents an additional retention tool for executive management, as well as an attractive vehicle in recruiting talent to our executive team.
Tax considerations
Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation to its “covered employees” exceeds $1 million in any one year. As part of the Tax Cuts and Jobs Act of 2017, effective for tax years beginning after December 31, 2017 (ResMed’s fiscal year 2019), Section 162(m) was amended to eliminate the “qualified performance-based compensation” exception, and the definition of covered employees was expanded to generally include all named executive officers. California conformed to the federal tax law for taxable years beginning on or after January 1, 2019, subject to certain grandfathered arrangements. While ResMed’s compensation plans were intended to permit the award of deductible performance-based compensation under Section 162(m) before the Tax Cuts and Jobs Act, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million.
Sections 280G and 4999 of the US Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change of control and exceed in the aggregate three times the executive’s average taxable compensation paid by ResMed over the five years before the change of control (the “base amount”). If this “three times base amount” threshold is exceeded, then tax penalties apply to the total payments in excess of one times the base amount. Excess parachute payments are subject to a 20% excise tax that must be withheld from the payment, and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of equity grants and certain severance payments) could be excess parachute payments. Our change of control agreements do not provide tax gross-ups to an affected individual for any excise taxes due under the agreement. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable on a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.
Section 409A of the US Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the US Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, we intend to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

EXECUTIVE COMPENSATION TABLES

Summary compensation table
The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2022, 2021, and 2020, if they were a named executive officer during that year. We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Name and principal position	Year	Salary(a)		Stock awards(c)	Option awards(e)	Non-equity incentive plan compensation(f)	All other compensation(g)	Total
Michael Farrell	2022	$1,080,608		$9,000,000		$1,349,578	$229,024	$11,659,210
Chief executive officer	2021	$1,050,000		$7,700,000		$1,603,000	$36,315	$10,389,315
	2020	$1,020,810		$5,775,000	$1,925,000	$1,610,617	$98,323	$10,429,750
Rob Douglas	2022	$882,658		$3,375,000	$1,125,000	$847,982	$90,104	$6,320,744
President and chief	2021	$867,500		$3,375,000	$1,125,000	$1,018,756	$54,422	$6,440,678
operating officer	2020	$856,987		$2,250,000	$2,250,000	$1,040,108	$93,226	$6,490,321
Bobby Ghoshal	2022	$568,725		$1,750,000		$512,398	$28,790	$2,859,913
President - SaaS business
Jim Hollingshead	2022	$608,587		$2,500,000		$0	$88,205	$3,196,792
President – sleep and	2021	$707,000		$2,900,000		$681,378	$38,248	$4,326,626
respiratory care business	2020	$650,367		$2,100,000		$562,540	$57,088	$3,369,995
David Pendarvis	2022	$578,911		$1,312,500	$437,500	$444,926	$83,719	$2,857,556
Chief Administrative Officer and Global General Counsel
Brett Sandercock	2022	$472,225	(b)	$2,000,000		$362,932	$56,238	$2,891,395
Chief financial officer	2021	$494,225		$2,000,000		$464,318	$55,683	$3,014,226
	2020	$435,850		$2,000,000		$423,186	$48,611	$2,907,647
(a)Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year. The table shows actual amounts paid in each fiscal year, which run from July 1 to June 30. Annual salary adjustments, when made for a fiscal year, are effective December 1 during that fiscal year.
(b)We pay Mr. Sandercock’s base salary in Australian dollars. It is reported here in US dollars based on the fiscal year average annual exchange rates. The average annual exchange rate for fiscal year 2022 was approximately AUD:USD of 1 to 0.7026. Earlier years are reported using the rates disclosed in prior years’ proxy statements.
(c)Stock awards include RSUs and PSUs issued under our 2009 Amended and Restated Plan, and are shown at the grant date fair value, as computed under FASB ASC Topic 718. See the footnotes to the “Grants of plan-based awards” table for further information on the valuation of stock awards. Since the PSUs are earned based solely on our TSR, they do not have performance conditions as defined under ASC 718, and so there are not maximum grant date fair values based on performance conditions that differ from the grant date fair values shown. The RSU maximum grant date value is equal to the target value, which is reflected in the table, because the target value is the maximum amount that can be earned under maximum performance under the RSU performance conditions.
(d)Dr. Hollingshead forfeited these equity awards in connection with his resignation on May 5, 2022.
(e)Option awards represent stock options issued under our 2009 Amended and Restated Plan, valued at the grant date computed under FASB ASC Topic 718, as described in more detail in the footnotes to the “Grants of plan-based awards” table.
(f)Represents actual payouts under our performance-based cash short-term incentive plan.

(g)The amounts shown consist of our incremental cost for certain specified perquisites for our named executive officers, as follows:

Named executive officer	Medical exams	Personal use of company aircraft(i)	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Company contribution to 401k(k) and non-US retirement(ii)	Insurance premiums(iv)
Michael Farrell	$0	$135,001	$27,135	$26,682	$11,600	$28,606
Rob Douglas	$2,784	$463	$23,429	$23,038	$11,600	$28,790
Bobby Ghoshal	$0	$0	$0	$0	$0	$28,790
Jim Hollingshead	$0	$463	$24,048	$23,647	$11,257	$28,790
David Pendarvis	$5,700	$463	$24,327	$23,922	$8,573	$20,733
Brett Sandercock	$772	$0	$0	$0	$47,223	$8,243
(i)The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was scheduled to the destination for a business purpose, except to the extent spouses accompany the executive. Since our aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.
(ii)We provided certain named executive officers with benefits in connection with a sales incentive award travel program which is available to sales, marketing, and other non-executive employees. Amounts represent the cost of participation by executive officers in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses of the executive officer and the officer’s spouse or guest. The cost shown as gross-up represents the amounts we reimburse the officer for the tax associated with income imputed to the officer in connection with the program. We provide tax gross-ups to all employees who participate in this program. Attendance is part of our officers' management duty and enhances the effectiveness of the sales incentive program.
(iii)We contribute to the US 401(k) plan for each of our participating named executive officers on the same terms that apply to all other eligible employees. For fiscal year 2022, we made a discretionary matching contribution to the plan in an amount up to 4% of eligible participants’ base salary, normal short-term incentive payments and commissions subject to US Internal Revenue Code limits on the maximum amount of eligible compensation. We also contributed to the ResMed Limited superannuation plan in Australia at the government-mandated rate of 10%, based on total base salary, on the same terms that apply to all other eligible employees.
(iv)We pay the cost of a long-term disability and life insurance policies that provide benefits for US-based employees (including US-based named executive officers) not generally available to employees outside of the US. Amounts shown represent insurance premiums paid for the fiscal year.

Grants of plan-based awards
The following table summarizes all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2022. In the table, PSU refers to our long-term performance-based stock units, RSU refers to performance-based restricted stock units, and STI refers to performance-based short-term cash incentives.

			Estimated future payouts under non-equity incentive plan awards(a)			Estimated future payouts under equity incentive plan awards (b)(c)(d)
Named executive officer	Grant date	Grant type	Threshold	Target	Max	Threshold	Target	Max	All other option awards: number of securities underlying options(b)(e)	Exercise price of option awards ($/share)	Grant date fair value of stock and option awards(f)(g)
Michael Farrell	11/18/2021	PSU				8,261	16,522	37,175			$4,500,097
	11/18/2021	RSU				8,655	17,310	17,310			$4,499,908
		STI	$702,395	$1,404,790	$2,809,580
Rob Douglas	11/18/2021	PSU				4,131	8,261	18,587			$2,250,049
	11/18/2021	RSU				2,164	4,328	4,328			$1,125,107
	11/18/2021	Options							15,252	$263.16	$1,124,988
		STI	$441,329	$882,658	$1,765,316
Bobby Ghoshal	11/18/2021	PSU				1,607	3,213	7,229			$875,125
	11/18/2021	RSU				1,683	3,366	3,366			$875,025
		STI	$227,490	$454,980	$909,960
Jim Hollingshead	11/18/2021	PSU				2,295	4,589	10,325			$1,249,906
	11/18/2021	RSU				2,404	4,808	4,808			$1,249,888
		STI	$243,435	$486,870	$973,739
David Pendarvis	11/18/2021	PSU				1,607	3,213	7,229			$875,125
	11/18/2021	RSU				842	1,683	1,683			$437,513
	11/18/2021	Options							5,931	$263.16	$437,471
		STI	$231,564	$463,128	$926,256
Brett Sandercock	11/18/2021	PSU				1,836	3,671	8,260			$999,870
	11/18/2021	RSU				1,924	3,847	3,847			$1,000,066
		STI	$188,890	$377,780	$755,560
(a)Represents potential payouts under our annual performance-based short-term cash incentive plan for fiscal year 2022. Threshold amounts shown are 50% of incentive opportunity, target amounts are 100% of the incentive opportunity, and maximum amounts are 200% of incentive opportunity. No amounts are earned for below threshold performance. Short-term incentive amounts actually earned for fiscal year 2022 are reflected in the Summary Compensation Table under the column entitled "Non-equity incentive plan compensation."
(b)Our named executive officers received half the value of their annual equity award as PSUs and may choose to receive the remaining half value of their annual equity award as 100% performance-based RSUs, 100% options, or 50% of each; with the final number of RSUs or options based on their value determined under FASB ASC Topic 718.
(c)RSU awards granted in fiscal year 2022 are earned based on performance targets for the third and fourth fiscal quarters of fiscal year 2022. Threshold amounts shown are 50% of the RSUs granted, assuming that only one of the 2022 third quarter or fourth quarter operating profit target is achieved. The target and maximum amounts shown are 100% of the RSUs granted assuming that both the third quarter and fourth quarter targets or the aggregate third and fourth quarter targets are achieved. Based on actual fiscal year 2022 performance, 100% of the units were earned. The earned units will vest annually over three years following the date of grant, subject to the executive's continued service.
(d)PSUs granted in fiscal year 2022 are earned based on our absolute TSR performance over a four-year period starting on the grant date (with an opportunity for an early payout after three years). Threshold amounts shown are 50% of the PSUs granted, target amounts are 100% of the PSUs granted, and maximum amounts are 225% of the PSUs granted. No PSUs are earned for performance below threshold.
(e)Stock options granted in fiscal year 2022 have an exercise price equal to the NYSE closing price of our common stock on the grant date; one-third are exercisable on November 11th of each of the three years following the grant date, subject to the executive's continued service. The stock options have a seven-year term.
(f)The dollar value of options represents the grant date fair value based on the Black-Scholes model of option valuation, computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value the Black-Scholes model estimates. The Black-Scholes model is based on an exercise price of $263.16, reflecting the closing price on the date of grant, and the remaining assumptions shown in footnote 11 "Stockholders Equity" to our financial statements contained in our Form 10-K for the fiscal year ended June 30, 2022.
(g)The dollar value of RSUs represents the grant date fair value computed under FASB ASC Topic 718, based on the probable outcome of the performance conditions and the closing value of $263.16 for RSUs granted on November 18, 2021. The probable outcome of the performance condition was 100% of target amount and the maximum payout is equal to the target payout.
The dollar value for PSUs represents the grant date fair value computed under FASB ASC Topic 718, determined as of the grant date using the Monte-Carlo simulation method, which uses multiple input variables to estimate the probability of meeting the TSR objectives, which is a market condition under FASB ASC Topic 718. For PSUs granted on November 18, 2021, assumes $263.16 share price and estimated Monte Carlo valuation of 103.5% ($272.37 per PSU), rounded to the nearest share.
Outstanding equity awards at fiscal year-end
The following table summarizes outstanding equity awards held by our named executive officers at June 30, 2022.

	Option awards				Stock awards
Named executive officer	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(a)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(b)	Market value of shares or units of stock that have not vested(c)	Equity incentive plan awards: number of unearned shares or units of stock that have not vested		Equity incentive plan awards: market value of unearned shares or units of stock that have not vested(c)
Michael	39,929	19,965	$146.34	11/21/2026	16,758	$3,512,980	17,310	(d)	$3,628,695
Farrell	80,092		$101.64	11/14/2025			16,522	(e)	$1,731,753
	102,781		$84.98	11/16/2024	4,469	$936,836	13,406	(f)	$1,405,150
	99,940		$57.76	11/16/2023	7,014	$1,470,345	21,043	(g)	$9,925,299
Rob	0	15,252	$263.16	11/18/2028	3,588	$752,152	4,328	(d)	$907,279
Douglas	6,925	13,851	$211.76	11/19/2027			8,261	(e)	$865,877
	46,670	23,336	$146.34	11/21/2026	2,612	$547,554	7,834	(f)	$821,121
	102,975		$101.64	11/14/2025	4,099	$859,273	12,298	(g)	$5,800,567
	68,017		$84.98	11/16/2024
	54,098		$58.24	11/19/2022
Bobby	3,693	7,387	$211.76	11/19/2027	582	$122,005	3,366	(d)	$705,615
Ghoshal	5,185	2,593	$146.34	11/21/2026			3,213	(e)	$336,771
	10,297		$101.64	11/14/2025	697	$146,112	2,089	(f)	$218,959
	8,963		$95.80	04/02/2025	911	$190,973	2,733	(g)	$1,289,067
Jim
Hollingshead(h)
David	0	5,931	$263.16	11/18/2028	2,345	$491,582	1,683	(d)	$352,807
Pendarvis	2,616	5,233	$211.76	11/19/2027			3,213	(e)	$336,771
	8,815	4,408	$146.34	11/21/2026	986	$206,695	2,960	(f)	$310,252
	18,468		$101.64	11/14/2025	1,548	$324,507	4,646	(g)	$2,191,367
	24,519		$84.98	11/16/2024
	6,982		$71.89	06/01/2024
Brett	22,883		$101.64	11/14/2025	5,517	$1,156,529	3,847	(d)	$806,447
Sandercock	10,000		$57.76	11/16/2023			3,671	(e)	$384,776
					1,161	$243,380	3,482	(f)	$364,966
					1,822	$381,946	5,466	(g)	$2,578,135

(a)The table below shows the vesting schedule for the listed unexercisable options awards, by their expiration dates. Vesting is subject to continued service with the company.

Expiration date	Grant date	Remaining vesting schedule
November 18, 2028	November 18, 2021	Three equal installments on November 11 of 2022, 2023 and 2024
November 19, 2027	November 19, 2020	Two equal installments on November 11 of 2022 and 2023
November 21, 2026	November 21, 2019	One installment on November 11 of 2022
(b)The number of shares or units of stock that have not vested in this column includes outstanding unvested, but earned, performance-based RSUs and banked PSUs. Earned performance-based RSUs shown were granted in November 2019 and November 2020, and vest in three annual equal increments on November 11 of each year following the grant date. Banked PSUs are earned based on certified absolute TSR achievement during the first three years of the performance period, and are paid after the end of the PSU performance period, which has historically occurred on the third anniversary of the November grant date. The table below shows the vesting schedules for these remaining performance-based RSUs and banked PSUs. The banked PSUs were granted in November 2020 and 2021. Vesting is subject to continued service with the company.

Named executive officer	RSUs vesting November 2022	RSUs vesting November 2023	Banked PSUs vesting November 2022	Banked PSUs vesting November 2023
Michael Farrell	11,910	5,770	7,014	4,469
Rob Douglas	3,237	1,443	4,099	2,612
Bobby Ghoshal	1,122	1,122	911	697
Jim Hollingshead	0	0	0	0
David Pendarvis	1,239	561	1,548	986
Brett Sandercock	2,877	1,283	1,822	1,161
(c)The market value is calculated by multiplying the number of RSUs and PSUs by the closing price of our common stock ($209.63) on the NYSE at June 30, 2022, the last business day of fiscal year 2022.
(d)Represents RSUs that were granted to our executive officers in November 2021 under our 2009 Amended and Restated Plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2022. On June 30, 2022, these shares were unearned because the committee had not yet determined whether any target had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs granted, based on the assumption that the targets would be achieved. In fact, the committee determined in August 2022 that the targets were achieved and the RSUs were earned, and are subject to vesting over three years following the date of grant based on continuous service with the company. Because the information in this table is reported as of June 30, 2022, these shares are shown as unearned in the table. The earned RSUs continue to be subject to vesting in one-third installments on the anniversary of the November 2021 grant date, subject to continued service with the company.
(e)Represents fiscal year 2022 unearned PSUs granted in November 2021, that are eligible to be earned and vest for the four-year performance period ending November 17, 2025, subject to possible acceleration, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted November 2021 are shown at 50% of the target PSUs granted, representing the number of PSUs that would be earned at threshold performance as our absolute TSR performance over the interim performance period from November 2021 through June 30, 2022 was below threshold goal.
(f)Represents fiscal year 2021 unearned PSUs granted in November 2020 that are eligible to be earned and vest for the four-year performance period ending November 18, 2024, subject to possible acceleration, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted November 2020 are shown at 50% of the target PSUs granted, representing the number of PSUs that would be earned at threshold performance, as our absolute TSR performance over the interim performance period from November 2020 through June 30, 2022 was below threshold goal.
(g)Represents fiscal year 2020 unearned PSUs granted in November 2019 that are eligible to be earned and vest for the four-year performance period ending November 20, 2023, subject to possible acceleration, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted November 2019 are listed at 225% of the target PSUs granted, representing the number of PSUs that would be earned at maximum performance, as our absolute TSR performance over the interim performance period from November 2019 through June 30, 2022 was between target and maximum goals.
(h)Dr. Hollingshead separated from the company effective May 5, 2022 and he forfeited all of his unvested stock awards, and did not hold any stock options, upon his separation.

Option exercises and stock vested
The following table summarizes the shares acquired by each of our named executive officers during the fiscal year ended June 30, 2022, by exercising options or by vesting of RSUs or PSUs.

	Option Awards		Stock Awards
Named executive officer	Number of shares acquired on exercise	Value realized on exercise(a)	Number of shares acquired on vesting	Value realized upon vesting(b)
Michael Farrell	39,725	$6,816,410	96,783	$24,738,693
Rob Douglas	80,000	$15,776,080	53,331	$13,597,632
Bobby Ghoshal	0	$0	12,273	$3,136,444
Jim Hollingshead	0	$0	31,132	$7,965,333
David Pendarvis	983	$149,962	22,592	$5,771,216
Brett Sandercock	30,736	$6,352,717	28,538	$7,298,018
(a)Represents the aggregate of the market price at exercise, less the exercise price, for each share exercised.
(b)Represents the value deemed realized based on the closing price of our common stock on the date of vesting multiplied by the number of shares vested.
Nonqualified deferred compensation
We maintain a deferred compensation plan which allows participants to defer receiving some of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding our named executive officers’ contributions to, and account balances under, our deferred compensation plan for and as of the fiscal year ended June 30, 2022.

Named executive officer	Executive contributions in fiscal year 2022(a)	Registrant contributions in fiscal year 2022(b)	Aggregate earnings in fiscal year 2022(c)	Aggregate withdrawals/ distributions	Aggregate balance at end of fiscal year 2022(d)
Michael Farrell	$0	$0	$0	$0	$0
Rob Douglas	$423,991	$0	$(407,774)	$0	$2,827,836
Bobby Ghoshal	$303,167	$0	$(242,122)	$0	$1,483,809
Jim Hollingshead	$484,009	$0	$(868,805)	$0	$6,162,360
David Pendarvis	$767,212	$0	$(1,640,384)	$0	$9,633,078
Brett Sandercock	$0	$0	$0	$0	$0
(a)Represents amounts that the named executive officers elected to defer in fiscal 2022. These amounts represent compensation earned by the named executive officers in fiscal 2022, and are also reported in the appropriate columns in the “Summary Compensation Table” above.
(b)Represents amounts credited in fiscal 2022 as company contributions to the accounts of the named executive officer. Any amounts would be also reported in the “Summary Compensation Table” above under the “All Other Compensation" column.
(c)Represents net amounts credited to the named executive officers’ accounts as a result of performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”
(d)Aggregate balance as of June 30, 2022 includes all contributions from earned income through fiscal 2022 and investment income reported by June 30, 2022. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the "Summary Compensation Table" for fiscal years 2020 through 2022, except for Mr. Ghoshal and Mr. Pendarvis with only fiscal year 2022 reported: ($1,453,423 for Mr. Douglas, $303,167 for Mr. Ghoshal, $2,423,363 for Dr. Hollingshead, and $767,212 for Mr. Pendarvis).
General. We designed our deferred compensation plan to attract and retain key employees by providing participants an opportunity to defer receipt of a portion of their salary, short-term incentive cash payments, and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.
Contributions. Participants may elect to defer up to 75% of each of base salary, short-term incentive cash payments, and commissions for the plan year. Although the plan permits us to make discretionary contributions from time to time, during fiscal 2022, we did not make any discretionary contributions.
Distributions. Participants may elect to take distributions on: (1) participant’s separation from service with us; (2) a specified date; (3) participant’s permanent disability; (4) participant’s death; (5) change of control of ResMed; or (6) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding other elections, all distributions due to death or permanent disability will be payable in a single lump sum.
Vesting. Participants are always 100% vested in amounts they defer. Participants are vested in discretionary contributions according to vesting schedules established by the plan’s administrative committee; however, discretionary contributions will become 100% vested on the earliest to occur of: (1) the participant’s death; (2) the participant’s permanent disability; or (3) a change of control of ResMed.
Investment options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts may be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2022 are in the table below:

Name of investment option	Rate of return through June 30, 2022
Vanguard VIF Total Bond Mkt Index	(10.60)%
MFS VIT Total Return Bond	(11.42)%
DFA VIT Inflation-Protection Securities Instl	(5.66)%
MFS VIT Value Svc	(5.05)%
Fidelity VIP Index 500 Initial	(10.73)%
American Funds IS Growth 2	(24.25)%
American Century VP Mid Cap Value I	(2.02)%
Vanguard VIF Mid-Cap Index	(16.13)%
Great West T. Rowe Price Mid Cap Growth	(21.54)%
Delaware VIP Small Cap Value Series Svc (a)	(10.35)%
Great West S&P Small Cap 600 Index Inv	(17.34)%
Vanguard VIF Small Company Growth Inv	(28.11)%
Vanguard VIF Total Intl Stk Mkt Index	(18.98)%
MFS VIT II International Intrs Value Init	(22.86)%
Vanguard VIF International	(35.96)%
Potential payments on termination or change of control
Change of control agreements. We have maintained agreements with each of our named executive officers and certain other members of senior management (a total of 14 currently employed persons as of September 20, 2022), that provide certain change of control payments and benefits. Effective March 1, 2022, we entered into updated change of control agreements that contained immaterial modifications, primarily designed to implement certain workplace protective rights and benefits. The term of each agreement is for three years commencing March 1, 2022, with automatic three-year renewal terms. In accordance with best practices regarding acceleration of equity in connection with a change of control, these agreements generally provide for double-trigger acceleration of time-vested equity, while performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control.
If at any time during the period that starts six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain compensation and benefits from us. The conditions that entitle an executive to additional compensation (a "qualifying termination") are:
•the executive voluntarily terminates employment for “good reason” (as defined in the agreement and summarized below); or
•we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); or
•we terminate the executive’s employment other than for “cause” before the change of control, and the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.
In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:
•the pro rata portion of short-term incentive amounts earned through the date of termination;
•a severance payment equal to two times (in the case of our chief executive officer), or one and one-half times (in the cases of the other named executive officers), the sum of the executive’s:
◦highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus
◦the higher of (1) the highest actual short-term incentive amounts received by the executive during the past three years before the year of termination; or (2) a specified percentage of the termination base salary (130% in the case of our chief executive officer, and from 80% to 100% in the case of our other named executive officers); plus
◦the annual amount we would be required to contribute on the executive’s behalf under any pension, 401(k), deferred compensation, and other retirement plans based on the executive’s termination base salary.
•the executive will become fully vested in accrued benefits under all pension, 401(k), deferred compensation, and any other retirement plans maintained by us;
•all of the executive’s unvested stock options, and shares of restricted stock, RSUs, and performance units will vest in full, except that performance units are earned based on actual TSR performance employing a truncated performance period (through the date of the termination) compared to pro-rated goals that reflect the truncated period, each as of the termination date;
•we will provide medical and dental health benefits for two years (for our chief executive officer) or one and one-half years (for the other named executive officers) following the termination date, plus an additional lump sum gross-up payment amount to offset any tax obligations attributable to the medical and dental health benefits; and
•the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.
All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years for our chief executive officer, and one and one-half years for the other named executive officers), the executive will be obligated not to induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us, or meaningfully support any person, business, entity or activity or initiate or further that competing business or activity. The restriction on post-termination employment will not apply to executives residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.
The agreements’ initial terms expire on the effective date’s third anniversary. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods. All our currently-employed named executive officers’ agreements expire March 1, 2025, subject to auto-renewal.
“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation, or a violation of any corporate policy relating to harassment, discrimination, or sexual misconduct; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.
A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (1) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (2) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (3) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.
“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities, authority, or reporting relationship that are materially diminished when compared to the executive’s duties, responsibilities, authority, or reporting relationship immediately before the change of control (including no longer reporting to the chief executive officer or board of the parent company), except in connection with the termination of the executive’s employment for cause, death or disability, or by the executive other than for good reason; (b) a material reduction in the executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to the executive under benefit plans and arrangements in which the executive is participating at the time of the change of control, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to the plan or arrangement; (d) any failure to continue in effect, or any material reduction in target short-term incentive opportunity or any material increase in target performance objectives under, any short-term incentive or incentive plan or arrangement in which the executive is participating at the time of the change of control, which results in a material negative change in the executive’s short-term incentive or incentive compensation, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to such plan or arrangement with a comparable target short-term incentive opportunity and comparable target performance objectives; (e) any material diminution in the budget over which the executive retains authority at the time of the change of control; (f) any action that requires either (i) the executive be based at least 50 miles away from both the executive’s office location and executive’s primary residence; or (ii) a change in the company's remote work policies that substantially restricts the executive’s ability to perform their duties and responsibilities remotely; (g) any failure to obtain the assumption of the change of control agreement by any successor or assign of ResMed; or (h) any other action or inaction by ResMed that constitutes a material breach of the change of control agreement under which the executive provides services at the time of the change of control.

Equity award terms – options and RSUs. Stock option and RSU grant agreements provide accelerated vesting only on termination due to death or permanent disability, or on a termination in connection with a change of control and qualifying under the double-trigger benefits described in the section “Change of control agreements” above.
On a qualifying retirement, RSU grants and option awards will vest pro rata, based on the number of days employed during the vesting period, and vested options granted in fiscal year 2018 and later may be exercised until the earlier of (1) 36 months after retirement or (2) the original grant term. For these purposes, a “qualifying retirement” occurs when an employee terminates service after (a) sixty years of age and (b) completion of five years of continuous service with us.
For grants made in fiscal year 2017 and earlier, our forms of option agreement did not extend the exercise period after a qualifying retirement. These existing grant agreements have not been modified, and these legacy option grant agreements will continue to apply until the covered awards have been exercised.
Equity award terms – long-term PSUs. Our form of PSU agreement provides that in the event of a change of control, death, permanent disability, an involuntary termination without cause, voluntary termination for good reason, or a qualifying retirement, the following terms and number of units earned in these situations are calculated as follows:
•Change of control: TSR performance is measured by compound annual growth rate through the date of the change of control, compared to pro-rated goals that reflect the truncated period, which determines the number of units earned.
•Death or permanent disability: 100% of target units are earned as of the date of the event.
•Termination by company without cause or by executive for good reason (other than in connection with a change of control) or for qualifying retirement: TSR performance is measured through the date of termination, compared to a prorated performance target that reflect the truncated period, and the number of units so earned are then pro-rated based on the length of executive’s service during the performance period.
•Termination by company for cause or by executive without good reason: all unearned units are forfeited. “Cause” and “good reason” are defined the same as in our change of control agreements described above.
We believe that adjusting pro rata the target and performance period measurement for PSUs in the absence of a change of control for involuntary terminations without cause, voluntary terminations for good reason, or qualifying retirement, but requiring forfeitures for terminations with cause or resignations without good reason, is an appropriate balance that reflects partial service during the vesting period of the PSUs, while maintaining the performance incentives. We also believe that measuring TSR performance by compound annual growth rate through the date of a change of control, with no proration for the service period, better reflects the performance nature of the incentive, while recognizing that a change of control disrupts the performance metric for future periods.
Estimated value of benefits. The following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements, assuming that the triggering event (either a change of control, a qualifying termination in connection with a change of control, death or disability, or a qualifying termination not in connection with a change of control) occurred on June 30, 2022, the last business day of fiscal year 2022. Our closing stock price on the NYSE on June 30, 2022 was $209.63. The table excludes benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our health and other insurance policies available to all employees. It also excludes the value of the named executive officer’s deferred compensation account, which would be payable on termination of employment for any reason. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a triggering event our named executive officers would receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for our Australia-based named executive officer is presented in US dollars based on the exchange rate in effect at the close of business June 30, 2022 of .6898 USD to 1 AUD. Dr. Hollingshead is not included in the table below as he resigned prior to fiscal year end. No severance payment or benefits were paid to Dr. Hollingshead in connection with his resignation.

Named executive officer	Triggering event	Cash severance(a)	Health and insurance(b)	Health tax gross up(b)	Retirement plan contributions(c)	Value of option, RSU, and PSU acceleration(d)	Total value(e)
Michael Farrell	Change of control	$0	$0	$0	$0	$9,141,054	$9,141,054
	Change of control and qualifying termination	$6,859,484	$58,354	$57,382	$24,400	$17,544,517	$24,544,137
	Disability	$0	$1,651,240	$0	$0	$21,495,695	$23,146,935
	Death		$500,000			$21,495,695	$21,995,695
	Qualifying termination (without change of control)	$0	$0	$0	$0	$9,141,054	$9,141,054
Rob Douglas	Change of control	$0	$0	$0	$0	$5,342,242	$5,342,242
	Change of control and qualifying termination	$3,793,912	$44,239	$43,502	$18,300	$8,478,607	$12,378,560
	Disability	$0	$408,046	$0	$0	$10,495,216	$10,903,262
	Death		$500,000			$10,495,216	$10,995,216
	Qualifying termination (without change of control)	$0	$0	$0	$0	$6,506,571	$6,506,571
Bobby Ghoshal	Change of control	$0	$0	$0	$0	$1,375,774	$1,375,774
	Change of control and qualifying termination	$2,100,000	$44,239	$43,502	$18,300	$2,203,394	$4,409,435
	Disability	$0	$1,390,565	$0	$0	$3,013,193	$4,403,758
	Death		$500,000			$3,013,193	$3,513,193
	Qualifying termination (without change of control)	$0	$0	$0	$0	$1,211,663	$1,211,663
David Pendarvis	Change of control	$0	$0	$0	$0	$2,017,899	$2,017,899
	Change of control and qualifying termination	$2,198,681	$29,818	$29,321	$18,300	$3,141,269	$5,417,389
	Disability	$0	$277,077	$0	$0	$3,922,559	$4,199,636
	Death		$500,000			$3,922,559	$4,422,559
	Qualifying termination (without change of control)	$0	$0	$0	$0	$2,412,864	$2,412,864
Brett Sandercock	Change of control	$0	$0	$0	$0	$4,337,459	$4,337,459
	Change of control and qualifying termination	$1,729,636	$13,276	$0	$70,256	$4,337,459	$6,150,627
	Disability	$0	$351,295	$0	$0	$5,233,623	$5,584,918
	Death		$351,295			$5,233,623	$5,584,918
	Qualifying termination (without change of control)	$0	$0	$0	$0	$2,374,483	$2,374,483
(a)Represents the dollar value of cash severance for all officers based on their applicable multiple times base salary as of June 30, 2022 plus short-term cash incentive based on the officer's base salary and target incentive opportunity for fiscal year 2022.
(b)For our U.S.-based executives, represents continued medical and dental benefits for the payout period, based on our current costs to provide such coverage. When the triggering event is due to a change of control and qualifying termination, the amount includes a tax gross-up. When the triggering event is termination due to disability, also includes the present value of monthly payments of executive disability through age 65 using the long-term applicable federal rate for June 30, 2022. When the triggering event is termination due to death, includes the life insurance proceeds payable upon death. Mr. Sandercock, located in Australia, is covered under a separate retirement plan for these benefits and does not receive these benefits under these scenarios
(c)Represents the dollar value of retirement plan contributions (US 401(k) and Australian superannuation plan), under the formula described above and based on the executive’s termination base salary.
(d)The value of accelerated vesting of equity awards is based on closing price of our common stock on the NYSE on June 30, 2022 of $209.63. Includes banked PSUs earned at target that are unvested. For change of control only, and for a change of control with qualifying termination, the value of PSUs reflects the earning of outstanding PSUs based on our TSR performance as of such date as compared to pro-rated goals that reflect the truncated period. The value of PSUs for a qualifying termination (without change of control) and for retirement is also based on TSR performance as of such date as compared to pro-rated goals that reflect the truncated period, but the number of PSUs is pro-rated for time served during the performance period. Based on the closing price of our common stock on June 30, 2022, the PSUs granted in November 2021 would not have any value, and the PSUs granted in

November 2020, other than the banked PSUs, would not have any value. The value of PSUs vesting at termination based on death or disability is calculated by the value of target PSUs at June 30, 2022. The value of full accelerated vesting of outstanding performance-based RSUs and options in the event of death, disability or change of control with qualifying termination, and the value of the pro-rated accelerated vesting of earned performance RSUs and options upon retirement, are based on the June 30, 2022 closing price of our common stock on the NYSE, and for the options, the difference between such closing price and the exercise price. For Mr. Douglas and Mr. Pendarvis, the amounts shown for a qualifying termination (without change of control) would also be payable upon retirement.
(e)Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).
Risk considerations in compensation programs
During fiscal year 2022, the compensation committee reviewed our compensation programs, policies and practices for executives as well as for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee was assisted in its review by advice from its independent compensation consultant.
The committee believes that our programs, policies and practices are not reasonably likely to have a material adverse effect on our company. The committee believes that the structure and design of the programs do not create incentives to take on too much risk, and that we have policies in place to mitigate risk-taking and support a long-term orientation. These conclusions are supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-term, long-term, and incentive-based compensation, the use of performance-based targets and evaluations, oversight of the programs by the committee and senior management, holdback and clawback provisions, and caps on payouts in certain circumstances. The committee believes incentive arrangements encourage behaviors aligned with the long-term interests of stockholders.
Chief executive officer pay ratio
We are providing information about the relationship between the annual total compensation of our chief executive officer and an estimate of the median of the annual total compensation of our other employees. This information is required by the US Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules. We have used June 30, 2020 as the date for establishing the employee population used in identifying the median employee and the fiscal year ending on that date as the measurement period. We captured all full-time, part-time and temporary employees as of that date, consisting of 7,247 individuals. We identified the median employee using total target cash including base salary or wages and target incentive payments. Since determination of the median employee, we have added approximately 253 employees for the twelve months ending June 30, 2021 and 1,085 for the twelve months ending June 30, 2022. The annual total compensation of the median employee for the fiscal year ending June 30, 2022, was $64,956; and the annual total compensation of our chief executive officer for purposes of determining this pay ratio was $11,659,210. The annual total compensation of the median employee and the annual total compensation of the chief executive officer were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Based on this information, for fiscal year 2022, we estimate the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee was 180 to 1.

Compensation committee report
The compensation committee has reviewed and discussed the compensation discussion and analysis with management, and based on the review and discussions, the compensation committee recommended to our board that the compensation discussion and analysis be included in our 2022 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2022 annual meeting of stockholders.
Compensation committee
Richard Sulpizio, chair
Karen Drexler
Harjit Gill
Desney Tan
The report of the compensation committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Exchange Act, except to the extent that ResMed specifically incorporates it by reference.

AUDIT COMMITTEE REPORT

Following is the report of the audit committee with respect to our audited consolidated balance sheet as of June 30, 2022 and 2021, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2022, and the notes to those statements.
The audit committee, acting on behalf of our board, oversees our financial reporting process and systems of internal accounting control, and exercises oversight over management’s assessment of internal controls. Our management has primary responsibility for our financial statements as well as our financial reporting process, accounting principles, and systems of internal accounting controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with US generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal control over financial reporting, and expressing an opinion on the effectiveness of our internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and its independent registered public accounting firm, KPMG LLP, our audited financial statements as of and for the fiscal year ended June 30, 2022, and the effectiveness of our internal controls as of June 30, 2022. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and the SEC. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the registered public accounting firm’s independence, and it has discussed with the independent registered public accounting firm its independence from ResMed and its management.
The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports, and statements presented to them by our management and by the independent registered public accounting firm. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles, and systems of internal accounting controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with standards of the PCAOB or that our independent registered public accounting firm meets the applicable standards for auditor independence.
Based on the reports and discussions described above, the audit committee recommended to our board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2022, for filing with the SEC.
Audit committee
Carol Burt, chair
Jan De Witte
Harjit Gill
Richard Sulpizio
Ronald Taylor
The report of the audit committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Exchange Act, except to the extent that ResMed specifically incorporates it by reference.

AUDIT FEES

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2022 and 2021, and fees billed for other services by KPMG LLP.

Fees	2022	2021
Audit fees(a)	$2,270,053	$2,432,931
Tax-related fees(b)	24,197	$60,470
Total fees	$2,294,250	$2,493,401
(a)Fees for audit services consisted of: (1) audits of our annual financial statements and internal controls over financial reporting; (2) reviews of our quarterly financial statements; (3) consents and other services related to US SEC matters; and (4) Sarbanes-Oxley Act Section 404 attestation reports.
(b)Fees related to research and development credit tax filings and consultation services on various international tax matters.
Pre-approval policy
The audit committee pre-approves all audit and permissible non-audit fees. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the rules’ de minimus exception to pre-approval.

COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than 5% of our outstanding common stock; (2) each person who is currently a director or a nominee for election as director; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 146,459,048 shares of our common stock outstanding (which excludes treasury shares) on September 20, 2022, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of outstanding common stock
Vanguard 100 Vanguard Blvd. Malvern, PA 19355	16,119,963	(a)	11.01%
Black Rock, Inc. 55 East 52nd Street New York, NY 10055	13,561,224	(b)	9.20%
WCM Investment Management, LLC 281 Brooks Street Laguna Beach, CA 92651	9,046,150	(c)	6.18%

Named executive officers, directors and nominees	Amount and nature of beneficial ownership(d)		Percent of outstanding common stock
Michael Farrell	728,058		*
Rob Douglas	540,722		*
Peter Farrell	205,239		*
David Pendarvis	171,491		*
Brett Sandercock	126,013		*
Jim Hollingshead	65,938	(e)	*
Bobby Ghoshal	45,200		*
Ronald Taylor	19,725		*
Karen Drexler	15,351		*
Carol Burt	14,051		*
Richard Sulpizio	13,823		*
Harjit Gill	6,185		*
Jan De Witte	4,989		*
John Hernandez	956		*
Desney Tan	956		*
All current executive officers, directors, and nominees as a group (16 persons)	2,005,947		1.39%

*Less than 1%

(a)Based on information provided in Schedule 13G/A filed with the SEC on February 10, 2022, by The Vanguard Group, that reports shared voting power over 751,220 shares, sole dispositive power over 15,014,167 shares, and shared dispositive power over 1,105,762 shares.
(b)Based on information provided in Schedule 13G/A filed with the SEC on February 1, 2022, by BlackRock, Inc., that reports sole voting power over 11,988,224 shares and sole dispositive power over 13,561,224 shares.
(c)Based on information provided in Schedule 13G/A filed with the SEC on February 10, 2022, by WCM Investment Management, LLC, that reports sole voting power over 9,046,150 shares and sole dispositive power over all these shares.
(d)Beneficial ownership is stated as of September 20, 2022, and includes shares subject to options exercisable, and RSUs that vest within sixty days after September 20, 2022, as set forth below. Does not include shares subject to PSUs that may be earned and vest in November 2022 as their number cannot be finally determined until the compensation committee certifies the performance of the total stockholder return objectives. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.
(e)Dr. Hollingshead's ownership is based on the number of shares owned as of his separation date, May 5, 2022, and gives effect to the forfeiture of his equity awards on that date.

Named executive officers, directors and nominees	Stock options	Restricted stock units
Michael Farrell	19,965	16,388
Rob Douglas	35,345	3,236
Peter Farrell	1,695	478
David Pendarvis	9,001	2,228
Brett Sandercock	0	5,204
Jim Hollingshead	0	0
Bobby Ghoshal	6,286	1,704
Ronald Taylor	0	956
Karen Drexler	1,695	478
Carol Burt	0	956
Richard Sulpizio	0	956
Harjit Gill	0	956
Jan De Witte	0	956
John Hernandez	0	956
Desney Tan	0	956

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding incentive award plan balances as of June 30, 2022.

Plan category	Number of securities to be issued on exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issue under equity compensation plans
Equity compensation plans approved by security holders	1,619,580	$112.91	15,299,024	(c)
Employee stock purchase plan approved by security holders	N/A	N/A	1,543,237	(d)
Equity compensation plans not approved by security holders	0	0	0
Total	1,619,580	$112.91	16,842,261
(a)Represents shares reserved for options, RSUs and PSUs outstanding under our 2009 Amended and Restated Plan. Includes 938,325 shares reserved for outstanding options, 388,639 shares reserved for outstanding RSUs and 292,616 shares reserved for outstanding PSUs. Shares reserved for PSUs are calculated at target number of shares for all outstanding PSU grants, assuming target achievement of performance related conditions, even though if performance were measured as of June 30, 2022, shares would have been earned above the target PSU grant.
(b)Represents the weighted-average exercise price of the 938,325 outstanding stock options as of June 30, 2022.
(c)Represents shares available for issuance under our 2009 Amended and Restated Plan. Assumes 1,619,580 shares are not available for issuance, representing the amount that would be issued if all outstanding TSR performance-based PSUs were earned at the maximum possible level (225% of target).
(d)Represents shares available for issuance under our employee stock purchase plan (ESPP). The maximum number of shares subject to purchase under our ESPP offerings outstanding on June 30, 2022 is 124,796.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and 10% stockholders to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2022 were satisfied, with two exceptions: (i) a Form 4/A on behalf of Jim Hollingshead reporting exempt acquisition of earned PSUs, which was filed late on October 12, 2021, and a (ii) Form 5 filed August 18, 2022 on behalf of Rich Sulpizio reporting RSUs acquired on November 18, 2021. Both late filings were the result of administrative oversight.

TRANSACTIONS WITH RELATED PERSONS

Our code of conduct requires directors, executive officers, and employees to disclose any situation that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board or the appropriate board committee.
Our related party transaction policy and procedures are available at investors.resmed.com. Under that policy, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “Related Party” (as defined under Item 404 of SEC Regulation S-K) in which any Related Party has a direct or indirect material interest. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved certain transactions, including:
•any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their directors’ and officers’ questionnaires for any reportable related party transactions;
•transactions where the rates or charges involved are determined by competitive bids;
•transactions that are in the Company’s ordinary course of business and where the interest of the related party arises only from the related party’s position as a director or less than 5% owner of another corporation or organization that is a party to the transaction; and
•transactions where the amount involved is less than $120,000.
Michael Farrell is our chief executive officer and a director, and the son of Peter Farrell, our founder and non-executive chair. Their compensation is discussed under the sections “Compensation Discussion and Analysis” for Michael Farrell, and “Director Compensation – 2022” for Peter Farrell. We set compensation for Michael Farrell and Peter Farrell in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees and directors. In addition, all compensation paid to Michael Farrell was approved by our compensation committee (without Peter Farrell’s participation). Similarly, all compensation paid to Peter Farrell was approved by the independent members of our board (without Michael Farrell’s participation), after considering a recommendation from our compensation committee (without Michael Farrell’s participation).

TRANSACTION OF OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING

We are not aware of any other matters to come before the annual meeting, and we have not received timely notice from any stockholder that they intend to present any other proposal at the meeting. If any matter not mentioned in this proxy statement is properly brought before the annual meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will have discretionary authority to vote all proxies on those matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

We intend to file a Proxy Statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for the annual meeting of stockholders in 2023. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by ResMed with the SEC without charge from the SEC’s website at: www.sec.gov.
Proposals included in the proxy statement
Proposals under Rule 14a-8. Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the proxy statement for our 2023 annual meeting, we must receive it no later than 120 days before the anniversary of this year’s mailing date. Accordingly, to be timely, we must receive any proposal at our principal executive office in San Diego, California, USA, on or before June 8, 2023. The proposal must also comply with Rule 14a-8 under the Exchange Act.
Director nominations under our bylaws. Our bylaws permit an eligible stockholder, or group of up to 20 eligible stockholders, owning our stock continuously for at least three years and shares representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the board or two directors, provided that the stockholder(s) and nominee(s) satisfy the requirements of the bylaws. To nominate a director under proxy access at the 2023 annual meeting of stockholders, you must comply with all of the procedures, information requirements, qualifications, and conditions set forth in our bylaws. A fully compliant nomination notice must be received by us no earlier than May 9, 2023, and no later than June 8, 2023, assuming the date of the 2023 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the 2022 annual meeting, and the nomination notice must be delivered to our secretary at our principal executive offices in San Diego, California, USA.
Proposals not included in the proxy statement
Notices. Under our bylaws, to nominate a director or bring any other business before the stockholders at the 2022 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than July 19, 2023, and no later than August 18, 2023.
Our bylaws require a stockholder’s notice of a proposed business item or nominee to include:
(1)a brief description of the business desired to be brought before the meeting;
(2)the reasons for conducting that business at the meeting;
(3)any material interest of the stockholder, beneficial owner, participants with the stockholder in the solicitation, associate of the stockholder, and any other person acting in concert with the stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity);
(4)the beneficial owner, if any, on whose behalf the proposal is made; and
(5)if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment.
Information about Proposing Persons. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons:
(1)the name and address of the Proposing Person, as they appear on our books;
(2)the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Person;
(3)a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(4)a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and
(5)as to each Proposing Person:
a.the full notional amount of any securities that, directly or indirectly, underlie any derivative security;
b.any rights to dividends on any shares of the company beneficially owned by the Proposing Person that are separated or separable from the underlying security;
c.any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates;
d.any other material relationship between the Proposing Person and the company, its affiliates or principal competitors;
e.any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and
f.any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.
Nominations for director candidates. Our bylaws require a stockholder’s nomination to contain the following information about the nominee:
(1)all information relating to the nominee that is required to be disclosed under applicable SEC rules;
(2)all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person;
(3)all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Exchange Act, and Rule 14a-12;
(4)a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in the solicitation, on the other hand;
(5)the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
(6)certain background information and representations regarding disclosure of voting or compensation arrangements, compliance with our policies and guidelines and intent to serve the entire term.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 17, 2023.
You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement that are not historical facts are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, our net revenue, net income, and diluted earnings per share performance, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in our Annual Report on Form 10-K for our most recent fiscal year and in other reports we file with the US Securities and Exchange Commission. Those reports are available on our website.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The measure “non-GAAP income from operations” is reconciled with GAAP income from operations below
(in US$ thousands, except share and per share data):

	Twelve months ended June 30,
	2022	2021
GAAP income from operations	$1,000,286	$903,678
Amortization of acquired intangible assets (a)	70,728	76,205
Acquisition-related expenses (a)	1,864	—
Restructuring expenses (a)	—	13,905
Non-GAAP income from operations	1,072,878	993,788
The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Twelve months ended June 30,
	2022	2021
GAAP net income	$779,437	$474,505
Amortization of acquired intangible assets, net of tax (a)	53,684	58,499
Acquisition-related expenses (a)	1,864	—
Reserve for disputed tax position (a)	4,111	248,773
Restructuring expenses, net of tax (a)	—	12,393
(Gain) loss on equity investments (a)	11,675	(13,549)
Non-GAAP net income (a)	850,771	780,621
Diluted shares outstanding	147,043	146,451
GAAP diluted earnings per share	5.30	3.24
Non-GAAP diluted earnings per share (a)	5.79	5.33
(a)ResMed adjusts for the impact of the amortization of acquired intangibles, acquisition-related expenses, reserve for disputed tax positions, restructuring expenses, and the (gain) loss on equity investments from their evaluation of ongoing operations, and believes that investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.
ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance that investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight when evaluating ResMed’s performance from core operations and provides consistent financial reporting. The use of non-GAAP measures is intended to supplement, and not to replace, the presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

SCAN TO
VIEW MATERIALS & VOTE

RESMED INC.
9001 SPECTRUM CENTER BLVD.
SAN DIEGO, CA 92123
ATTN: AMY WAKEHAM

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. US Eastern Time on November 15, 2022 and 10:00 a.m. Australian Eastern Time on November 13, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RMD2022**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. US Eastern Time on November 15, 2022 and 10:00 a.m. Australian Eastern Time on November 13, 2022. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 15, 2022.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RESMED INC.

The Board of Directors recommends you vote FOR the following proposals:

Vote on Directors

Continuing directors:	**For**	**Against**	**Abstain**
1a. Carol Burt	☐	☐	☐
1b. Jan De Witte	☐	☐	☐
1c. Karen Drexler	☐	☐	☐
1d. Michael Farrell	☐	☐	☐
1e. Peter Farrell	☐	☐	☐
1f. Harjit Gill	☐	☐	☐
1g. John Hernandez	☐	☐	☐
1h. Richard Sulpizio	☐	☐	☐
1i. Desney Tan	☐	☐	☐
1j. Ronald Taylor	☐	☐	☐

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

RESMED INC.

ANNUAL MEETING OF STOCKHOLDERS

Live webcast: www.virtualshareholdermeeting.com/RMD2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D90974-P80595

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of ResMed Inc. held of record by the undersigned on September 20, 2022, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Wednesday, November 16, 2022, at 4:30 p.m. US Pacific Time (Thursday, November 17, 2022, at 11:30 a.m. Australian Eastern Time, 8:30 a.m. Singapore Time) virtually at www.virtualshareholdermeeting.com/RMD2022, or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted "**FOR**" the nominees in Item 1 and "**FOR**" Items 2 and 3.

(See reverse for voting instructions)